UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 23, 2009

PANELTECH INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-145211	20-4748555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 John Stevens Way, Hoquiam, WA		98550
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (360) 538-1480

CHARLESTON BASICS, INC.
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On December 23, 2009, Paneltech International Holdings, Inc. (formerly known as Charleston Basics, Inc.) (the “Registrant” or as context requires the “Company”) and Paneltech Products, Inc., a wholly owned subsidiary of the Registrant (“Paneltech Products”), completed their acquisition of Paneltech International, L.L.C. (“Paneltech LLC”).  Pursuant to the terms of the acquisition, Paneltech LLC merged with and into Paneltech Products, resulting in Paneltech LLC becoming a wholly owned subsidiary of the Registrant (effective December 23, 2009).

This Current Report on Form 8-K/A is being filed to (a) supplement information reported in the Form 8-K previously filed by the Registrant with the Securities and Exchange Commission on December 30, 2009 (the “Original 8-K”) disclosing the completion of its acquisition of Paneltech LLC, which was first amended on January 15, 2010 to include the financial statements required by Item 9.01(a) of the Original 8-K and (b) to include the pro-forma financial statements required by Item 9.01(b) of the Original 8-K.

PANELTECH INTERNATIONAL HOLDINGS, INC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K/A (this “Current Report”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Current Report includes statements regarding the Company’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.).  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this Current Report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.  Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission (the “SEC”) which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

In this Current Report, unless the context otherwise requires:

(a)  all references to the “Company” refers to (i) prior to the consummation of the transactions contemplated by the Agreement and Plan of Merger referred to below, Paneltech International, L.L.C. and (ii) on and after the consummation of the transactions contemplated by the Agreement and Plan of Merger referred to below, Paneltech International Holdings, Inc.

(c) all references to “we,” “us,” and “our” refers to the Company.

(b) all references to “Registrant” refers to (i) prior to the consummation of the transactions contemplated by the Agreement and Plan of Merger referred to below, Charleston Basics, Inc. and (ii) on and after the consummation of the transactions contemplated by the Agreement and Plan of Merger referred to below, Paneltech International Holdings, Inc.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

 Agreement and Plan of Merger

On December 23, 2009, Paneltech International Holdings, Inc. (formerly known as Charleston Basics, Inc.) (the “Registrant” or as context requires the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Paneltech International, L.L.C., a Washington limited liability company (“Paneltech LLC” or as context requires the “Company”) and Paneltech Products, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Paneltech Products”) pursuant to which Paneltech LLC merged with and into Paneltech Products (the “Merger”).

       Under the terms of the Merger Agreement, upon consummation of the Merger, each Paneltech LLC membership interest outstanding immediately prior to the closing was converted into the right to receive 4,597.53254 shares of the Registrant’s common stock, and accordingly the Registrant issued an aggregate of 61,759,852 shares of the Registrant’s common stock, par value $0.0001 (the

“Common Stock”) to the members of Paneltech LLC.  As a result of the transaction, the former members of Paneltech LLC owned approximately 90.4% of the outstanding Common Stock of the Registrant (before adjusting for any conversion or exercise of any preferred stock or warrants into Common Stock of the Registrant or consummation of the transactions described below in this Item 1.01) under the headings “Securities Purchase Agreement,” “Stock Repurchase Agreement - Collins Repurchase,” and “Asset Purchase Agreement”).  Prior to the closing of the Merger, Paragon Capital LP (“Paragon” or “Lead Investor”) held approximately 96.28% of the issued and outstanding Common Stock of the Registrant.

Each holder of a share of Common Stock of the Registrant is entitled to one vote per share.  The shares of the Registrant’s Common Stock issued to Paneltech LLC’s members as part of the Merger were not registered under the Securities Act.  These shares may not be sold or offered for sale except as permitted under Rule 144 or another exception promulgated under the Securities Act.

In connection with the Merger Agreement, the Registrant entered into lock up agreements with each of the former members of Paneltech LLC, covering 47,987,302 shares of its Common Stock.  The lock up agreements did not apply to shares purchased pursuant to the Collins Repurchase (as described below).

Prior to the Merger, the Registrant was engaged in the sale of outdoor camping goods, survival products and tactical gear.  As described below, following the Merger the Registrant sold all of its pre-Merger assets relating to this business and accordingly, the Registrant’s business now consists primarily of the design and manufacture of wood panel overlays and saturated media solutions.  The Registrant is now headquartered in Hoquiam, Washington.

Immediately following the Merger, the Company entered into the Securities Purchase Agreement, Collins Repurchase and Asset Purchase Agreement (each described below in this Item 1.01), followed by entry into a second Securities Purchase Agreement with one additional Investor on December 30, 2009, which was on substantially the same terms as the first Securities Purchase Agreement.  As a result of the Merger and consummation of the transactions contemplated by the Securities Purchase Agreements, Collins Repurchase and Asset Purchase Agreement noted above and described in this Current Report, the former members of Paneltech LLC now own approximately 69% of the Registrant’s issued and outstanding Common Stock, assuming the conversion of all 2,999,205 outstanding shares of Series A Preferred Stock into Common Stock, but without taking into account any exercise of Warrants.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto.

 Securities Purchase Agreement

On December 23, 2009, immediately following consummation of the Merger, the Registrant entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with two investors (the “Investors”) and raised an aggregate of $1.5 Million in an offering of the Company’s Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and warrants to purchase Common Stock (the “Warrants”).  Under the terms of the Securities Purchase Agreement, the Registrant issued an aggregate of 2,726,550 shares of Series A Preferred Stock and granted an aggregate of 4,544,250 Warrants for an aggregate purchase price of $1.5 Million.  Under the conversion ratio at the closing of the Securities Purchase Agreement, each share of Series A Preferred Stock is convertible into five shares of Common Stock.  Each Warrant has an exercise price of $0.12 per share of Common Stock which is subject to adjustment.  The Warrants may be redeemed under certain circumstances.  The $1.5 Million raised by the Company, as described above, was part of an offering by the Registrant pursuant to which it attempted to raise an aggregate of $3.0 Million (the “Offering”) on or before January 22, 2010.

Of the $1.5 million of proceeds raised, $375,000 was used to buy back certain shares held by Collins Timber Company LLC (“Collins”), a former member of Paneltech LLC.  The Company also issued a Promissory Note in the amount of $375,000, which amount is subject to adjustment, to complete the purchase of shares from Collins.  The repurchase of shares from Collins is further described below under the heading “Stock Repurchase Agreement - Collins Repurchase”.

The securities offered in the Offering will not be or have not been registered under the Securities Act, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.”  This Current Report is neither an offer to sell nor a solicitation to buy any of their securities.  This Current Report is being filed pursuant to and in accordance with Rule 135(c) under the Securities Act.

In order to evidence the rights of  holders of the Series A Preferred Stock, the Registrant and Investors entered into the Investor Rights Agreement described below, and the Registrant filed a Certificate Of Designations, Preferences And Other Rights And Qualifications Of Series A Convertible Preferred Stock described below in Item 8.01.

As previously reported on the current report on Form 8-K filed January 6, 2010, the Company entered into a second Securities Purchase Agreement on December 30, 2009 with one additional Investor, which was in substantially the same form, and which sale was on the same terms as (including entry into the Investor Rights Agreement described below), provided for in the Securities Purchase described above.  Under the terms of this December 30, 2009 sale, the Company issued 272,655 shares of Series A Preferred Stock and granted 454,425 Warrants for a purchase price of $150,000.

The foregoing descriptions of the Series A Preferred Stock, Warrants and the Securities Purchase Agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the Certificate Of Designations, Preferences And Other Rights And Qualifications Of Series A Convertible Preferred Stock, Warrant and the Securities Purchase Agreement, which are attached as Exhibits 3.1, 4.2 and 10.6, respectively, hereto.

 Investors Rights Agreement

On December 23, 2009, immediately following the Merger and in connection with the Securities Purchase Agreement, the Registrant and the Investors entered into an investors rights agreement (the “Investor Rights Agreement”).  Under the terms of the Investors Rights Agreement, the Investors were granted certain demand and piggyback registration rights with respect to the shares of the Registrant’s Common Stock into which the Series A Preferred Stock is convertible.  The Investor Rights Agreement contains provisions governing the designation of a director to represent holders of the Series A Preferred Stock, certain indemnification provisions for the benefit of the Registrant and the Investors, as well as certain other customary provisions.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investor Rights Agreement, which is attached as Exhibit 10.1 hereto.

 Stock Repurchase Agreement - Collins Repurchase

On December 23, 2009, immediately following the Merger and the closing on the Securities Purchase Agreement, the Registrant entered into a stock repurchase agreement with Collins (the “Repurchase Agreement”) pursuant to which the Registrant purchased from Collins 13,772,550 shares of Common Stock, which reduced Collins’ ownership interest in the Registrant from approximately 26.79 percent to approximately 12 percent of the total number of shares of Common Stock outstanding following such repurchase and including the currently outstanding Series A Preferred Stock on an as converted basis.  Following the repurchase, Collins continued to hold 8,179,657 shares of the Registrant.

            In order to effect the repurchase under the Repurchase Agreement, the Company paid Collins $375,000 out of the proceeds raised pursuant to the Securities Purchase Agreement and delivered to Collins a promissory note in the initial principal amount of $375,000, bearing interest at the prime rate from time to time in effect as published in the Wall Street Journal (the “Collins Note”).  Under certain circumstances set forth in the Collins Note, the principal amount of the Collins Note will be adjusted to equal $625,000, less the aggregate principal amount previously paid on the Collins Note.  Under the terms of the Repurchase Agreement, Collins is entitled to have a representative selected by Collins elected to and serving on the Registrant’s Board of Directors until the Collins Note is paid in full.

The foregoing description of the Repurchase Agreement and Collins Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which includes a form of Collins Note, which is attached as Exhibit 10.2 hereto.

 Asset Purchase Agreement

On December 23, 2009, immediately following the Merger, the Registrant entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Cambridge Trading Partners, LLC (“Cambridge”) and Michael Lieber, pursuant to which all of the Registrant’s pre-Merger assets relating to the Registrant’s outdoor camping goods, survival products and tactical gear business were sold to Cambridge.  In consideration for the purchased assets, (a) Cambridge agreed to assume all of the Registrant’s liabilities and obligations related to the Registrant’s pre-Merger outdoor camping goods, survival products and tactical gear business, and (b) Michael Lieber, a principal of Cambridge and former Chief Executive Officer and former Chief Financial Officer of the Registrant, delivered to the Registrant 50,000 shares of the Registrant’s Common Stock, which were retired as treasury stock.  Mr. Lieber was also a consultant to the Registrant, but this consulting arrangement was terminated on December 23, 2009.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached as Exhibit 2.2 hereto.

 Assumption Agreement

On December 23, 2009, in connection with the Merger, Paneltech Products, Paneltech LLC and ShoreBank Pacific ( “Shorebank”) entered into an assumption agreement (the “Assumption Agreement”) pursuant to which Paneltech Products agreed to assume, pay and perform all the covenants and obligations under the Note and Loan Documents (as defined in the Assumption Agreement) related to the Shorebank Facility (as described below in Item 2.01 under the heading “Liquidity and Capital Resources”) as though the Note and the Loan Documents had originally been made, executed, and delivered by Paneltech Products.  In addition to the foregoing, the Company will be required to enter into a Commercial Guarantee and Paneltech Products will be required to enter into a Security Agreement with Shorebank and each will have certain other obligations in connection with the Shorebank Facility.

The foregoing description of the Assumption Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assumption Agreement, which is attached as Exhibit 10.3 hereto.

Guaranties by Officers

Leroy D. Nott (the Company’s President and CEO), Scott D. Olmstead (the Company’s CFO and Secretary), Ronald H. Iff, SORB Management Corporation (an entity controlled by Mr. Olmstead), and L.D. Nott Company (an entity controlled by Mr. Nott) have provided or will provide guaranties in favor of the Bank, the form of which will be satisfactory to the Bank in its sole discretion.

ITEM 2.01	COMPLETING OF ACQUISITION OR DISPOSITION OF ASSETS

 The Merger and Disposition of Certain Assets.

On December 23, 2009, Paneltech LLC merged with and into Paneltech Products, the wholly owned subsidiary of the Company, to become the Company’s principal operating business (the “Paneltech Business”).  In order to better reflect its new principal business, the Registrant changed its name from Charleston Basics, Inc. to Paneltech International Holdings, Inc.  Prior to the Merger, the Registrant’s principal operating business was the sale of outdoor camping goods, survival products and tactical gear (the “Pre-Merger Business”).  Immediately following the Merger, the Company sold all the assets relating to this Pre-Merger Business to Cambridge, an entity controlled by Mr. Lieber, a former CEO of the  Company.  The terms of the Merger and the sale of the assets relating to the Pre-Merger Business are described in Item 1.01 under the headings “Agreement and Plan of Merger” and “Asset Purchase Agreement” of this Current Report and are hereby incorporated by reference.

DESCRIPTION OF THE COMPANY

The Registrant was incorporated under the laws of the State of Delaware on April 4, 2006 primarily for the purpose of selling outdoor camping goods, survival products and tactical gear.  With the consummation of the Merger, the business of Paneltech LLC became the Registrant’s principal operating business, which is now conducted through its wholly owned subsidiary, Paneltech Products, and consists primarily of manufacturing of innovative “green” building materials and the development of economically feasible and environmentally-friendly manufacturing processes that allow the production of innovative products that are competitively affordable and globally accessible.  The Paneltech Business was started by Paneltech LLC, a limited liability company founded in 1996 in the State of Washington, which, as described above, merged with and into Paneltech Products.  The Company can be found on the web at www.paneltechintl.com and www.paperstoneproducts.com.

 Subsidiaries and Affiliates

The Company has one direct subsidiary and one indirect subsidiary.  Paneltech Products, the Company’s direct subsidiary, operates the Company’s Paneltech Business and is the parent to the Company’s only indirect subsidiary, Paneltech Rainscreens LLC (“Paneltech Rainscreens”).  Paneltech Rainscreens was formed to facilitate the sales of PaperStone products described below because these products generally carry different and much higher cost insurance.  Paneltech Rainscreens is included in the financial statements attached to this Current Report.

 Description of Paneltech Business

The Paneltech Business is comprised of four core business units:

PaperStone / RainStone / Stonkast – The production of PaperStone and RainStone, the Company’s principal panel products, made from recycled paper and petroleum-free resin for architectural use and other applications.

Fortrex – The life protection “Prepreg” (pre-impregnated composite fibers) division of the Company engaged in the production of specialized phenolic resins for use in “ballistics” webs such as woven Kevlar and fiberglass mats and other life protection materials used as vehicle armor and facilities blast protection.

Overlays – Production of resin/paper composites that enhance structural plywood panel surfaces for the end use of concrete forming and miscellaneous other uses.

      Logistics – Rail car leasing and transloading.

The Company’s consulting and import business functions were discontinued in 2007.

PaperStone / RainStone

In 2004, the Company added a “green” product line of solid surface phenolic resin/paper composite that it branded PaperStoneTM (“PaperStone”) to its portfolio of products.  The Company uses 100% post-consumer recycled paper and the Company’s proprietary, petroleum-free PetroFree resin to make the PaperStone composite.  Instead of using petroleum derived resin raw materials in the manufacturing process, the Company utilizes natural materials such as cashew nut shell liquid and industrial byproducts like waste bio-diesel plant glycerol.  The resulting, innovative, composite product (PaperStone) competes against ‘solid surface’ countertops like Corian and ‘engineered quartz’ countertops like Silestone.  PaperStone is certified by the Forest Stewardship Council (FSC), NSF (food contact certification), and the Rainforest Alliance.  PaperStone has also won numerous architectural, design and environmental awards and is the Company’s ‘flagship’ green composite.

The transition to PaperStone design and production was a natural step in the evolution of the Company’s business as (i) the technology and equipment requirements were more sophisticated versions of those required to make  overlays (the predominant product line before PaperStone), (ii) the Company designed all of its new “PetroFree” branded resins to be as “green” as possible and (iii) the demand for new, “green” building products like PaperStone is growing.

When UV protectant coatings (either plain or decorative) are added to PaperStone panels, the panels can be utilized for exterior claddings.  This enhanced product has been branded by the Company as RainStone TM (“RainStone”).  The most common uses for these panels is as “rainscreen” cladding panels, which are a key component of engineered cladding system that help improve indoor air quality, prevent building moisture intrusion and provide superior building insulation.

In contrast to PaperStone and RainStone, which are sold in panel form, the Company’s newest product, Stonkast, is a molded product that is expected to expand the versatility of the Company’s green composite product portfolio.  Molded predominantly from recycled PaperStone and RainStone, Stonkast should permit the Company, its distributors and fabricators to recycle PaperStone and RainStone process and product waste.  In addition to adding to the Company’s cast polymers product portfolio, this product is designed to give the Company superior life cycle analysis (LCA) results.

Demand Factors:

•	Market Driven
•	Subject to Building Cycles
•	Changes in Culture/Buying Habits
•	Development of new, value added uses
•	Used for countertops, cutting boards, knife handles, bookstore and cosmetic display cases, building design, USGBC LEED considerations

Fortrex

In 2007, the Company began treating “ballistics” webs (woven Kevlar and fiberglass mats) provided by customers with the Company’s proprietary resins and other phenolic resins.  The industry parlance for the provider of such services is “prepregger.”  Once these webs have been treated by the Company, the treated webs are returned to the customer where they are finished into ballistics panels for hard armor and facilities blast protection uses such as mine resistant and armor protected military vehicles.  The Company differentiates itself in this industry by producing and utilizing its own PetroFree ballistics resins.  One of these ‘green’ resins has demonstrated ballistics properties we believe are superior to open market resins which are available to our competitors.

Demand Factors:

•	Derived from the military and homeland security demand
•	Driven by domestic policy and domestic and global political events
•	Premium on supply chain integration and demand responsiveness

Overlays

At the inception of Paneltech LLC, the Company’s strategy was to leverage the veneer/sawmill business of one of Paneltech LLC’s original founders to establish a new medium density overlay (“MDO”) business.  MDO is a phenolic resin/paper composite that enhances structural plywood panel surface properties.

A one or two-sided “overlay”, MDO masks knots and other plywood panel imperfections.  With the rapid decline in old growth timber in the Pacific Northwest (and the fine‐grained, clear veneers that had long been sourced from this type of timber), Paneltech believed MDO to be a promising, growth, niche business with primarily technical rather than capital barriers to entry.

Logistics

Also at Paneltech LLC’s inception, Paneltech LLC acquired a small fleet of 150 rail cars suitable for transporting wood logs.  Over time, the fleet grew and additional cars were acquired both through purchases and leases.

More recently, the business has contracted and in most cases, the Company’s customers are paying lease payments to use the cars.

Market Overview

“Green” Countertop Market (PaperStone / RainStone / Stonkast)

Green countertops like PaperStone are currently distributed in one of three ways.  Some traditional solid surface and engineered quartz distributors have added green countertops to their existing product lines and they distribute the panels through well-established kitchen and bath dealer and fabricator channels.  A few green building stores (e.g. Ecohaus) inventory full size (typically 5’ x 12’) panels purchased directly from the Company’s Hoquiam plant, exhibit PaperStone in their stores and connect store customers with store-affiliated fabricators.  PaperStone is a structural material easily ‘worked’ with carbide-tipped woodworking tools so Company, Company-affiliated fabricators and some distributors also cut down full size panels to dimensions that are more easily handled by do-it-yourself customers.  In some cases, the final panel dimensions are sent to a fabricator located near the Company’s plant and completed products are shipped directly to the customer.   PaperStone is also distributed by green building material distributor specialists (e.g. Evostone).  These distributors buy and warehouse full size PaperStone panels and distribute them to green retailers, kitchen and bath dealers, fabricators and OEMs that are very distant from Paneltech’s plant in areas like England and Italy.

With additional investment, the Company believes that it could potentially produce $75 million or more worth of PaperStone (and/or RainStone).  Marketing PaperStone through the current established green countertop distribution channels results in installed costs that are generally too high to accommodate this potential increased level of sales.  While economies of scale will reduce PaperStone production costs, these reductions will not be enough to offset the large distribution costs disadvantages.  The Company is in the process of developing more efficient, more direct distribution channels.

“Prepreg” / Ballistics (Fortrex)

 The Company had limited ballistics ‘prepregging’ experience prior to 2008 when the Company’s first ballistics customer grew rapidly to serve the surge in Iraq hard armor requirements and the Company’s ballistics sales volumes grew accordingly.  In late 2008, the Company hired a Senior VP of Strategic Development and attempt to capitalize on the superior ballistics performance attributes of the Company’s ballistics resin and to diversify its ballistics customer and product base.  In 2008, even support vehicles that were never designed to carry the added payload of ballistic protection kits became candidates for up-armoring and added to demand.  Pound-for-pound, steel, aluminum, and other metallic solutions cannot match the performance of modern composite armor.

The hard armor industry had a very difficult year in 2009, which was marked by delays in armor orders as the administration and the military shifted their focus away from Iraq and attempted to set new defense policies and defense spending priorities.  Although the Company’s ballistics business suffered in 2009, the Company forged new partnerships with the key ballistics fiber suppliers, which the Company believes will eventually help it to capitalize on its resin performance advantages and to enhance the Company’s prepreg value proposition.  The Company also courted prospective customers in both the hard armor and blast resistant panels market.  The Company believes these efforts should begin to produce results in 2010.

Overlays

The current construction market and, by extension, the demand for construction materials such as overlaid plywood, is the worst that many construction products manufacturers have seen in many years.  Growth in demand is dependent on recovery of the building sectors of the economy.  While the Company has a portfolio of high quality overlay products and customer support, the market is dominated by a much larger competitor, limiting the Company’s pricing leverage.

Environmental

Our operations are subject to and affected by a variety of federal, state, local and non-U.S. environmental laws and regulations relating to the discharge, treatment, storage, disposal, investigation and remediation of certain materials, substances and wastes.  We continually assess our compliance status and management of environmental matters to ensure our operations are in substantial compliance with all applicable environmental laws and regulations. The Company employs a Regulatory Technical Resources Manager whose responsibilities and experience include environmental compliance.

Operating and maintenance costs associated with environmental compliance and management of our production facilities are a normal, recurring part of our operations.  It is reasonably possible that continued environmental compliance could have a material impact on our results of operations, financial condition or cash flows if more stringent standards are imposed, contamination is discovered and/or clean-up or compliance costs are higher than estimated.

Governmental Regulations

We are subject to federal, state and local laws and regulations in the areas of safety, health and environmental protection. Compliance with these laws and regulations has not in the past had any material effect on our earnings, capital expenditures or competitive position. However, the effect of such compliance in the future cannot be predicted. We believe that we are in material compliance with applicable federal, state and local safety, health and environmental regulations.

Raw Materials

The primary raw materials the Company uses to manufacture its products include various types of recyclable paper products, manmade fibers, resins and resin components.  Most of these are purchased and are available from a variety of sources. The Company experienced price volatility in fiscal year 2009, although the volatility was not as severe as fiscal year 2008. During fiscal 2009, many raw material prices were lower than in fiscal 2008, but raw material prices increased beginning in the third and fourth quarter of fiscal year 2009. The Company was able to procure adequate supplies of raw materials throughout fiscal year 2009 and does not anticipate procurement problems in 2010.

Competition

As mentioned above, the Company believes that it now has only one remaining broadly capable overlay competitor and, while the Company possesses distinctive operational and financial competence in the overlay business, the Company’s competitor is much larger and has a larger product offering.  The Company’s PaperStone and RainStone products compete against stone and petroleum-derived (acrylic and polyester) solid surfaces like DuPont’s Corian and stone/resin composites like Silestone.

We believe that as a vertically-integrated green composites producer, the Company is in a unique position of not having many direct competitors producing comparable products at this time.  There are two reasons for this.  First, the commercial applications and opportunities for green phenolic/cellulose are still being developed.  Unlike the acrylic-based composite solid surfaces (e.g. Corian) and engineered quartz surfaces (e.g. Cambria) that preceded them, PaperStone and RainStone are not only more environmentally-friendly, these products are also similar to very dense wood.  PaperStone and RainStone are very strong, easily machined products with tremendous application versatility.  Second, there are interrelated technical difficulties that must be overcome to produce products that are competitive to ours, which use natural and recycled raw materials.

Unlike the green composites value chain, ballistics prepreg value chains have multiple competitors.  Paneltech is unique, however, in its ability to produce and incorporate into its ballistics production process its own, green, specialty phenolic ballistics resins.

 Growth Strategy

As mentioned earlier, in 2009, military spending for most hard armor was interrupted by the change in administration and its efforts to review and reach agreement on new defense policies and defense spending priorities There has been a marked increase in requests for quotes (RFQ) activity since late 2009.  The Company believes (although there can be no assurance), based on this increase in RFQs and conversations with potential customers, that it will have several Fortrex contracts, including at least two facilities protection contracts, by the second quarter of 2010.  This business seems likely to exceed the Company’s ballistics capacity by mid-2010 so the Company has committed additional resources to accelerate permitting and construction of the Company’s new treater line.

The Company added a European Marketing Manager in late 2009 and will seek to increase revenue from its PaperStone/RainStone products in fiscal 2010 by committing more resources to marketing efforts.  These efforts will include new advertising and promotion efforts, increased trade show attendance, website improvements, and new marketing manager hires.  There are also plans to improve the Company’s PaperStone/RainStone production processes and to commercialize the Company’s new moldable Stonkast product line.

In the second quarter of 2010, the Company may seek to raise additional capital to complete the construction of a new $7.5 million consolidation press, but there are currently no agreements or understandings with regard to such financing efforts.  The Company’s planned new press will help accommodate domestic sales growth in the Company’s PaperStone and RainStone product lines, help the Company to capitalize on new PaperStone sales opportunities in China and Europe, and allow the Company to acquire the additional skills and technology required to develop and manufacture new products.  The Company also plans to invest in a new R&D lab, which would augment the $1.5 million in public economic development funds that have already been approved for the project.  It is anticipated that in 2010 the Company’s efforts to displace all purchased ballistics resins with the Company’s resins will be completed.  This will further differentiate the Company from its competitors because of the performance strength, cost advantages, and environmental attributes of our internal resins.  In late 2009, a key ballistics fiber supplier began promoting the environmental advantages of the Company’s ballistics resin directly to the military.  The Company believes that there is increasing interest by the military in the Company’s green processes and products.

The Company’s longer term plan is to add a manufacturing facility in the Eastern U.S.  The new facility is intended to accelerate the Company’s growth by increasing capacity, improving logistics to East Coast markets, and adding a proximity advantage, in that more PaperStone and RainStone will be produced within 500 miles of where it will be consumed.  This proximity advantage adds to the USGBC LEED (U.S. Green Building Council Leadership in Energy and Environmental Design) points that eastern architects and designers often need to certify the environmental attributes of their projects.

 Properties

The Company’s headquarters is located at a leased facility in Port of Grays Harbor located in Hoquiam, Washington.  The lease for this facility ends August 31, 2011.  Two of the Company’s three production departments are located at the same facility in Grays Harbor.  The three production departments include:

1.
A Resin plant to manufacture resins for PaperStone, Fortrex and Overlays.  The Company initially purchased the phenolic resins that it required, but the Company has since built a resin development lab and a versatile phenolic resin manufacturing plant.

2.	A Treater to saturate webs for PaperStone, Fortrex and Overlays. A second treater has been purchased, which the Company plans to install in 2010.
3.	A Press and saw to manufacture PaperStone.

The Company leases a separate facility for the press and saw from the Port of Grays Harbor.  That lease expires March 31, 2010.  Three separate storage facilities in Grays Harbor are also leased.  The lease for one of these facilities ended October 1, 2009 and is currently continuing on a month-to-month basis.  The leases for the remaining two facilities end March 5, 2010 and June 30, 2010.  The Company believes that its current facilities are adequate for its immediate and near-term needs and that the leases for these facilities will be renewed.  Additional space, such as the planned addition of an Eastern U.S. facility, will be required as the Company expands its activities.  The Company does not foresee any significant difficulties in obtaining any required additional facilities.

Employees

As of February 8, 2010, the Company had 44 employees, including 12 executives/managers, 4 research and development managers and 28 manufacturing employees.  With only two marketing exceptions, all employment is currently at the Company facilities in Hoquiam, Washington.  The Company is dependent on the services of certain key personnel, each of whom have signed a Non-Competition and Non-Disclosure Agreement (the “Non-Compete Agreement”).  Under the terms of such Non-Compete Agreements, the employee party to the agreement is subject to certain restrictive covenants regarding confidentiality and non-competition, and is prohibited from (a) divulging the Company’s confidential business information in any way to persons outside of the Company’s employ during or after such employee’s employment with the Company and (b) for a period of three years from the termination of such employee’s employment with the Company, from engaging in direct competition with the Company which relies solely on training received or information learned while at the Company that could not be obtained elsewhere.

 Legal Proceedings

A lawsuit was filed February 6, 2009 at Superior Court of California, County of Siskiyou on behalf of Eddie Horner.  The claim alleges that, on February 12, 2007, Eddie Horner was injured while working with a Paneltech leased railcar due to defective equipment.  The venue was later moved to the United States District Court for the Eastern District of California.  The total of the claim is $1,756,338.20.  The defense is by Liberty Mutual, Paneltech’s liability carrier at the time of the incident.  The general liability policy coverage is $2,000,000.  Excess coverage of $5,000,000 was also provided by Liberty Mutual at that time.  A jury trial for this matter is set for January 24, 2012.

The Company has also settled various environmental claims with the U.S. Environmental Protection Agency (the “EPA”) and other governmental agencies.  The most significant environmental matter involved the accidental release of phenol into the ground in 2005.  The cleanup of this spill was completed in 2006 and all test wells except one have been closed as of February 8, 2010.

The Company is a defendant in various contract disputes and legal actions arising out of the normal course of business.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS’ COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

The Company’s Registration Statement, as filed with the SEC on Form S-1 on April 3rd, 2008, was declared effective by the SEC on April 16th, 2008.  On May 8th 2008 Financial Industry Regulatory Authority (“FINRA”) cleared our Common Stock for an unpriced quotation on the Pink Sheets under the symbol “CHBS”.  On February 8, 2010 the symbol for our Common stock was changed from “CHBS” to “PNLT.”   On May 23rd, 2008 FINRA cleared a request by our market maker to submit a quote of $0.35 bid, $0.50 ask on the Pink Sheets.  As of February 8, 2010, there has been no active trading market established.

As of February 8, 2010, we have 54,481,022 shares of Common Stock issued and outstanding held by 50 stockholders of record; 2,999,205 shares of  Series A Preferred Stock issued and outstanding, held by 3 stockholders of record; and 7,777,757 Warrants with an exercise price of $0.12 per share, are issued and outstanding and held by 5 warrant holders of record.  Each share of Series A Preferred Stock is convertible into Common Stock pursuant to a conversion ratio that is subject to adjustment, which as of February 8, 2010 provides that each share of Series A Preferred Stock is convertible into 5 shares of Common Stock.

Under the terms of the Investors Rights Agreement, the Series A Investors were granted certain demand and piggyback registration rights with respect to the shares of the Common Stock into which the Series A Preferred Stock is convertible.

 As of February 8, 2010, approximately 54,328,022 of the 54,481,022 issued and outstanding shares of the Company's common stock are restricted securities as defined under Rule 144 of the Securities Act and under certain circumstances may be resold without registration pursuant to Rule 144.

As of February 8, 2010, approximately 821,884 shares of our restricted shares of Common Stock are held by non-affiliates who may avail themselves of the public information requirements and sell their shares in accordance with Rule 144.  As a result, some or all of these shares may be sold in accordance with Rule 144 potentially causing the price of the Company's shares to decline.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a six month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate, as such term is defined in Rule 144(a)(1), of the Company and who has satisfied a one year holding period.

Notwithstanding the foregoing restrictions and exemptions to restrictions provided above, each of the former members of Paneltech LLC entered into lock up agreements, covering 47,987,302 shares of Common Stock, which will prevent the sale of such securities until January 1, 2011.

 Dividend Policy

The Registrant has never paid cash dividends on any of its securities.  Other than dividends payable to holders of Series A Preferred Stock, we intend to retain any future earnings to finance the development and expansion of our business.  Furthermore, our ability to pay dividends is restricted by our Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock.  We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

RISK FACTORS

Investing in the Company's common stock involves a high degree of risk. Investors should carefully consider the risks described below, together with all of the other information included or referred to in this Current Report before purchasing shares of the Company's common stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occur, the Company's business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of the Company's common stock could decline and investors in the Company's common stock could lose all or part of their investment.

Risks Relating to the Company and Ownership of its Common Stock

The Company’s business has been adversely affected by the delay in hard armor and blast resistant panel awards and by the deteriorated economic condition of the housing, construction and home improvement market.

In 2008 and 2009, the housing, residential construction and home improvement markets deteriorated dramatically and more severely than was previously anticipated.  In addition, the award for the M-ATV vehicle (for Afghanistan) was delayed until mid-year 2009 and the award for the M-ATV EFP kits for exterior protection,  which kits Paneltech planned to help produce, was repeatedly delayed until the end of  2009.  When the first small award for the EFP kits was made near the end of 2009, it specified a thermoplastic solution that the Company does not help provide.  The Company has developed new products (in addition to components it produces for Stryker vehicles) for new prospective ballistics customers and it is no longer so dependent upon the final outcome of any one major hard armor program.  The Company cannot predict when or if these hard armor and blast resistant panel awards will be made, the size or such awards, or if the Company will be a beneficiary of such awards.

As a result of the delay in hard armor awards and the general deterioration of housing and construction markets, our sales and results of operations were adversely affected during fiscal 2009 as the Company’s nets sales declined significantly compared to the comparable period for the prior year, resulting in an operating loss during this period.  For the period ended September 30, 2009, our net sales were $6,979,912 compared to $13,911,586 for the comparable period in 2008.

These operating losses violated the Cash Flow Coverage Covenant under the Company’s Business Loan Agreement with Shorebank, which is discussed in more detail in Item 2.01 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which the Company addressed by entering into a "change in terms" and forbearance agreement with Shorebank.

The Company cannot predict the duration nor the ultimate severity of the current challenging conditions in the building materials market, nor can the Company predict the government’s future hard armor and blast resistant panel procurement behaviors.  The Company cannot provide assurance that its recent ballistics customer and product diversification will be successful nor can it predict that its responses to the current economic downturn nor the government’s attempts to address the troubles in the economy will be successful.  If these conditions persist or continue to worsen, they will further adversely affect the Company’s operating results and financial condition.

The Company’s working capital needs are financed in part by credit facilities between various lenders and Paneltech Products, the Company’s wholly owned subsidiary.  The Company has needed to obtain waivers from its lenders for covenant violations, or otherwise change the terms governing such credit facilities due to less than anticipated operating results.

On October 22, 2009, the Company received Notice of Default from Shorebank, which provides a line of credit to the Company, referred to in this Current Report as the “Shorebank Facility.”  The default was caused by the Cash Flow Coverage Covenant not being met.  Shorebank and the Company have since entered into a Forbearance Agreement dated December 17, 2009, pursuant to which Shorebank will waive the covenant violations and forbear and reset certain other covenants pursuant to a Change in Terms Agreement, which will remain in effect until the credit facility’s maturity date, February 28, 2010.  As of February 8, 2010, the Company the outstanding principal balance on the Shorebank Facility was $493,953.  The Company is currently negotiating with Shorebank to renew, replace or extend the Shorebank Facility upon its expiration on February 28, 2010, although there can be no assurances that these efforts will be successful. The failure to renew, replace or extend the Shorebank Facility would have a material adverse effect on the Company’s financial position.

       On January 5, 2010, the Company and Anchor Mutual Savings Bank (“Anchor Bank”) entered into a Change in Terms Agreement relating to the Promissory Note (the “Anchor Note”) issued by Paneltech LLC to Anchor Bank dated November 18, 2008, in the approved principal amount of $1,819,000.00, and a Change in Terms dated September 16, 2009 evidencing a loan referred to in this Current Report as the “Anchor Loan”.  As of February 8, 2010, the outstanding principal balance on the Anchor Note was $470,462.

If the Company is not able to be in compliance with the amended covenants of its Shorebank Facility or the terms of the Anchor Loan, and if it is unable to cure violations by signing a waiver agreement, or through other means, the Company could be in default under the terms of the respective loan agreements and the respective lender would have the ability to stop or otherwise limit credit borrowings under the applicable loan facility or accelerate the maturity of any outstanding balances.  If additional sources of debt or equity capital were not available at that point, such acceleration could have a material adverse impact on the Company’s financial position.

The Company has significant short-term debt obligations that mature in less than one year.  Our inability to extend the maturities of, or to refinance, this debt could result in defaults, and in certain instances, foreclosures on our assets.  Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

We currently depend on short-term bank loans and net revenues to meet our short-term cash requirements.  As of February 8, 2010, our total bank debt outstanding was $2,712,248, which carries maturity periods ranging from 1 month to 6 years.  Our Shorebank Facility is guaranteed by Messrs. Nott, Olmstead and Iff.  Some of the loan guarantees by Mr. Iff are limited to his percentage ownership in the Company, while the guarantees by Mr. Nott and Mr. Olmstead are not subject to such a limitation.  Pursuant to the Assumption Agreement, the Company will be required to enter into a guarantee in connection with the Shorebank Facility and Paneltech Products will be required to enter into a Security Agreement.  Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature.  If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any.

Moreover, we cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.  Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral. The sale of such collateral at foreclosure would significantly disrupt our ability to produce products for our customers in the quantities required by customer orders or deliver products in a timely fashion, which could significantly lower our revenues and profitability.

The Company recently incurred a net loss and there can be no assurance that we will be profitable in the future.

The Company incurred a net loss of $783,062 for the nine months ended September 30, 2009.  We cannot assure you that our current level of operating results will improve.  Our activities could require additional debt or equity financing.  Our future operating results may fluctuate significantly depending upon a number of factors, including industry conditions, customer preferences, product development and economic conditions.  These variables could have a material adverse effect on our business, financial condition, results of operations and the market value of our common stock.

The Company has significant short-term debt obligations owed to former Paneltech LLC members.

As a result of the Merger, the Company has significant liabilities in the form of promissory notes evidencing tax distributions owed to former members of Paneltech LLC, which are referred to in this Current Report as the “Member Notes”.  The Member Notes are payable in 12 monthly installments commencing March 23, 2010, and will bear interest at 12% per annum commencing on that date.  If the Company pays the amounts owed under Member Notes, such payments may constrain our liquidity, reduce financing needed for investment in our operations, and result in not having enough capital to undertake our business plans.  Further, we cannot provide assurance that the Company will have sufficient cash flow to meet these liabilities.  See Item 2.03 “Paneltech LLC Member Notes” of this Current Report for information concerning the amounts and terms of these promissory notes.

Your ability to influence corporate decisions may be limited because the Lead Investor has certain approval rights and the Company’s two largest stockholders own a large percentage of the Company’s common stock.

The Lead Investor has the right to approve all material actions (e.g. incurrence of debt; expenditures out of the ordinary course of business; mergers and acquisitions; liquidation or dissolution; issuance of additional securities, etc.) and the right to appoint one member to the Company’s board of directors.  As the interests of the Lead Investor may not always be the same as those of our other stockholders, this appraisal right may lead to corporate action or inaction that is inconsistent with your best interests or the best interest of the Company as a whole.

Furthermore, the Company’s significant stockholders own a substantial portion of its common stock and have the right to control certain important Company decisions.  As a result of their ownership and rights, if these stockholders were to choose to act together, they may be able to effectively control all matters submitted to the Company’s stockholders for approval, including the election of the directors and approval of any merger, consolidation or sale of all or substantially all of the Company’s assets.  In addition, as the interests of the Company’s majority and minority stockholders may not always be the same, this large concentration of voting power may lead to stockholder votes that are inconsistent with your best interests or the best interest of the Company as a whole.

The Company did not close on the full amount of the Offering.

As the Company did not close on the full amount of the Offering ($3,000,000), the Company may be unable to (a) timely repay the full outstanding amount on a promissory note issued in connection with the Collins Repurchase and will be forced to pay related penalties, (b) repay the Member Notes and (c) fully implement its business plans.  Additionally, as the Company did not close on the full amount of the Offering, the Company will likely engage in additional financings in the future.  Our ability to engage in additional financings in the future will be subject to the approval of the holders of a majority of the Series A Preferred Stock, which approval must include the Lead Investor.

Additional equity offerings may dilute current stockholders.

As a result of acquisitions or additional capital raisings, the Company may issue additional securities or instruments that may be convertible into or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive Common Stock.  The issuance of such additional securities will dilute the ownership of the Company’s then current stockholders.  Our ability to engage in additional financings in the future will be subject to the approval of the holders of a majority of the Series A Preferred Stock, which approval must include the Lead Investor.

Sale of a substantial number of shares of the Common Stock may cause the price of the Company’s Common Stock to decline.

If any of the Company’s stockholders sell substantial amounts of the Common Stock in the public market, the market price of the Company’s Common Stock could fall.  These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that it deems reasonable or appropriate.

The Company’s directors, executive officers and entities affiliated with them beneficially own a substantial number of shares of the Company’s Common Stock, which gives them significant control over certain major decisions on which its stockholders may vote and may discourage an acquisition of the Company.

The Company’s executive officers, directors and affiliated persons beneficially own a substantial number of shares of the Company’s Common Stock and as a result they have significant influence over all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders may vote, including the following actions:

•	elect or defeat the election of the Company’s directors;

•	amend or prevent amendment of the Company’s articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the stockholders for vote.

The interests of the Company’s officers and directors may differ from the interests of other stockholders.  Moreover, management’s ownership of the Company’s securities may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce its stock price or prevent the Company’s stockholders from realizing a premium over its stock price.

As a result of the merger of Paneltech LLC with and into Paneltech Products, the Company’s wholly owned subsidiary, and the need to comply with Company’s reporting requirements under federal securities laws, which  compliance can be expensive, resources and management attention may be diverted away from the Paneltech Business and other projects, thus impairing the ability of the Company to grow the Paneltech Business.

            As a result of Paneltech LLC merging with and into our wholly owned subsidiary, Paneltech Products, it is necessary to integrate the Paneltech Business with and into the Company’s compliance and information reporting requirements under the Exchange Act and other federal securities laws, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of the Merger) and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if Paneltech LLC had remained privately held and did not consummate the Merger.  In addition, we will incur substantial expenses in connection with the preparation of the registration statement and related documents required under the terms of the Offering that require us to register the shares of Common Stock included in the units and the Warrant Shares.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  The Company will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities and for our shares to continue to be quoted on the Pink Sheets or to list on any national securities exchange.

If the Company does not implement necessary internal control over financial reporting in an efficient and timely manner, or if it discovers deficiencies and weaknesses in existing systems and controls, the Company could be subject to regulatory enforcement and investors may lose confidence in the Company’s ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in Company’s stock price.

          It may be difficult to design and implement effective internal control over financial reporting for combined operations as the Company integrates the Paneltech Business it acquired as a result of the Merger, and perhaps other acquired businesses in the future.  In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined.

          If the Company fails to maintain an effective system of internal control, the Company may be unable to produce reliable financial reports or prevent fraud.  If the Company is unable to assert that its internal control over financial reporting is effective at any time in the future, or if the Company’s independent registered public accounting firm is unable to attest to the effectiveness of internal controls, is unable to deliver a report at all or can deliver only a qualified report, the Company could be subject to regulatory enforcement and investors may lose confidence in the Company’s ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in the Company’s stock price.

The Company may not be able to attract the attention of major brokerage firms.

Securities analysts of major brokerage firms may not provide coverage of the Company because they may believe there is a lack of public information about the Company and because there is no incentive to brokerage firms to recommend the purchase of our Common Stock.  Without brokerage firm and analyst coverage, there may be fewer people aware of us and our business, resulting in fewer potential buyers of our securities, less liquidity and depressed stock prices for our investors.  No assurance can be given that brokerage firms will, in the future, want to provide coverage of the Company or conduct any secondary offerings on behalf of the Company.

The Company’s stock price may be volatile.

The market price of the Company’s Common Stock, once it develops, is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•	technological innovations or new products and services by the Company or its competitors;

•	intellectual property disputes;

•	additions or departures of key personnel;

•	sales of the Company’s Common Stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Offering);

•	the Company’s ability to execute its business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of the Common Stock.

The Company’s Common Stock may be deemed a “penny stock”, which would make it more difficult for the Company’s investors to sell their shares.

The Company’s Common stock is subject to the “penny stock” rules adopted under section 15(g) of the Securities Exchange Act of 1934.  The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If the Company remains subject to the penny stock rules for any significant period, that could have an adverse effect on the market, if any, for its securities.  If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of its securities.

Furthermore, for companies whose securities are quoted OTC Bulletin Board or Pink Sheets, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

The Company has not paid dividends on its Common Stock in the past and does not expect to pay dividends in the Common Stock in the future, and any return on investment may be limited to the value of our stock.

The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future and any return on investment may be limited to the value of our stock.  Furthermore, our ability to pay dividends is restricted by our Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock.  Other than with respect to dividends to be paid on the Company’s Series A Preferred Stock, the Company plans to retain any future earnings to finance growth.

The outstanding convertible securities may adversely affect us in the future and cause dilution to existing stockholders.

As of February 8, 2010, the Company had 2,999,205 shares of Series A Preferred Stock outstanding, each of which is convertible pursuant to a conversion ratio, which is subject to adjustment, that currently provides for the conversion of each share of Series A Preferred Stock into five shares of Common Stock.   In addition, the Company also has outstanding 7-year Warrants to purchase 7,777,757 shares of Common Stock at an exercise price of $0.12 per share (subject to adjustment).

The conversion of the Series A Preferred Stock and the exercise of the Warrants will cause dilution in the interests of other stockholders as a result of the additional Common Stock that would be issued upon conversion and/or exercise.  Moreover, subject to any applicable lock-up restrictions, sales of the shares of our outstanding Common Stock, shares issuable upon conversion of the Series A Preferred Stock, and shares issuable upon exercise of the Warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our Common Stock.  Further, the terms on which we may obtain additional financing during the period any of such securities remain outstanding may be adversely affected by the existence of these securities as well.

Trading in the Company’s Common Stock over the last 12 months has been non-existent, which may prevent stockholders from being able to sell as many of their shares as they want at prevailing prices.

       The Company’s Common Stock is quoted on the Pink Sheets under the symbol “PNLT”.  There has been no trading in the Company’s Common Stock shares since July 7, 2008.  If limited trading in the Common Stock continues, it may be difficult for investors to sell such shares, including those underlying the Series A Preferred Stock and the Warrants once eligible to be sold, in the public market at any given time at prevailing prices.  Also, the sale of a large block of Common Stock could depress the market price of the Common Stock to a greater degree than a company that typically has a higher volume of trading of its securities.

The limited public trading market may cause volatility in the Company’s stock price.

The quotation of the Company’s Common Stock on the Pink Sheets does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us.  Our Common Stock is thus expected to be subject to significant volatility.  Sales of substantial amounts of our Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our Common Stock.

An active and visible trading market for the Company’s Common Stock may not develop.

We cannot predict whether an active market for the Company’s Common Stock will develop in the future.  In the absence of an active trading market:

·	Investors may have difficulty buying and selling or obtaining market quotations;

·	Market visibility for the Company’s Common Stock may be limited; and

·	A lack of visibility for the Company’s Common Stock may have a depressive effect on the market price for the Company’s Common Stock.

 Risks Relating to the Paneltech Business

The Company will need to modify its sales channels, better capitalize on PaperStone’s structural advantages and reduce installed costs to substantially improve its value propositions if it is to achieve the PaperStone market penetration contemplated in the Company’s strategic plan.

The Company needs to challenge current PaperStone distributors to improve their channels to market.  However, current PaperStone distributors may lack the liquidity and/or skills to meet this challenge or may otherwise be unwilling or unable to do so.  New, better suited distributors have not yet been identified and there can be no guarantee that such distributors will be identified in the future.  The Company has little previous experience in direct sales or in aggressive sales channel management.  If the Company is unable to modify its sales channels to meet the needs of its strategic plan, the Company’s strategic plan may not succeed.

To achieve the RainStone market penetration contemplated by the Company’s strategic plan, the Company will need to develop new rainscreen product/market skills and forge new strategic relationships.

The Company will need to substantially add to its rainscreen systems technical competence and market understanding in order for its strategic plan to be successful.  In addition, the Company will need RainStone strategic channel “partners” that have rainscreen engineering and rainscreen attachment design and manufacturing competencies.  To date, only one such strategic “partner” has been identified.  The Company also needs to build new strategic relationships with other rainscreen system vendors.  If the Company is unable to add to its rainscreen systems technical competence and market understanding and forge new strategic relationships, the Company’s strategic plan may not succeed.

Growth of operations may strain resources and if the Company fails to manage growth successfully, its business could be adversely affected.

Increased orders for environmentally safe “green composites” as well as the introduction of new products, have placed, and may continue to place, a strain on the Company’s operational, financial and managerial resources and personnel.  Any failure to manage growth effectively could have a material adverse effect on its business, operating results, financial condition and liquidity.

The state of the housing, construction and home improvement markets, rising costs, a reduction in the availability of financing, weather and other conditions in North America could further adversely affect the Company’s costs of doing business, demand for its products and services and its financial performance.

In 2008 and 2009, the housing, residential construction and home improvement markets deteriorated dramatically and more severely than was previously anticipated.  The Company cannot predict the duration or ultimate severity of the current challenging conditions.  Other factors — including increasing unemployment and foreclosures, interest rate fluctuations, fuel and other energy costs, labor and healthcare costs, the availability of financing, the state of the credit markets, including mortgages, home equity loans and consumer credit, consumer confidence, weather, natural disasters and other factors beyond the Company’s control — could further adversely affect demand for its products and services and its financial performance.  These and other similar factors could increase the Company’s costs and cause its customers to delay purchasing or determine not to purchase home improvement products and services.

Increases in the prices paid for raw materials or labor costs may adversely affect profit margins.

If the Company experiences significant increases in the prices paid for raw materials or labor costs, it may not be able to pass through to its customers such increases in those costs.  Even if the Company is able to pass through all or a portion of such cost increases to its customers, profit margins on such products may be reduced.  Fixed price contracts are especially susceptible to such profit margin reductions.

The Company is engaged in a highly competitive marketplace, which demands that producers continue to develop new products.  Its business will be adversely affected if it is not able to continue to develop new and competitive products.

The Company’s customers continually seek improvements in certain products that it manufactures and markets.  As a result, in order to meet its customers’ needs, the Company must continue to develop new products and innovations and enhancements to existing products.  Many of the Company’s competitors have significantly more capital than the Company and as a result the Company’s competitors may have the ability to devote more resources to research and development and to marketing of their products.  In order to remain competitive, the Company must continue to devote a material portion of its financial resources to research and development and there is no assurance that it will be successful in its product improvement efforts in its competitive marketplace.

The Company faces continuous pricing pressure from its customers and its competitors.  This will affect the Company’s margins and therefore its profitability and cash flow unless it can efficiently manage its manufacturing costs and market its products based on superior quality.

The Company’s customers make purchase decisions at least in part based upon installed pricing, and the Company has not received some awards due to uncompetitive installed pricing.  The Company’s competitors have much better established distribution networks and significantly greater financial resources and, as a result, the Company may not be able to withstand the adverse effect of discounted pricing and reduced margins in order to build or protect market share.  The Company seeks to compete based on product quality and the authenticity of its green products, rather than just price, but it may not be successful in these efforts.  This could adversely affect the Company’s profitability, its liquidity and its market share.

The Company’s business is dependent upon the economic condition of the housing, construction and home improvement market.

In 2008 and 2009, the housing, residential construction and home improvement markets deteriorated dramatically and more severely than was previously anticipated.  The Company cannot predict the duration or ultimate severity of the current challenging conditions.  As the Company’s customers operate within this industry, the economic state of this industry and the North American economy directly impacts the Company’s business and increases the likelihood of uncollectible accounts receivable and lengthens the cash collection cycle.  Moreover, deteriorated market conditions could contribute to order cancellations, delays in scheduled shipments, delays in customer acceptances or delays in collection of accounts receivable, which could materially adversely affect the Company’s operating results and cause such results to fall below its expectations and the expectations of its investors.  Delays in collection of accounts receivable could require the Company to increase its accounts receivable reserve, which would increase its operating expenses.  If the Company is unable to collect a receivable from a large customer or a large number of customers, its financial results will be negatively impacted.

If the Company fails to accurately project market demand for its products, its business expansion plans could be jeopardized and its financial condition and results of operations will suffer.

The Company plans to increase its annual manufacturing capacity of its products to meet an expected future increase in demand for its products.  The Company’s decision to increase its production capacity is based primarily on its projected increases in its sales volume and growth in the size of the sustainable composites and ballistics product markets.  If actual customer orders are less than the its projected market demand, the Company will likely suffer overcapacity problems, may have to leave capacity idle which may reduce its overall profitability and hurt its financial condition.

The Company maintains inventories of raw materials and components and its inventories may become obsolete.

The Company’s limited forecasting experience and processes and the nature of its target markets make forecasting its future sales and operating results difficult.  The Company’s expense levels are based, in part, on its expectations regarding future sales.  In addition, to enable it to promptly fill orders, the Company maintains inventories of raw materials, components and finished goods.  As a result, it has to commit to considerable costs in advance of anticipated sales.  Any significant shortfall of sales may result in the Company maintaining higher levels of inventories of raw materials, components and finished goods than it requires, thereby increasing its risk of inventory obsolescence and corresponding inventory write-downs and write-offs.  The Company cannot guarantee that such write-downs will be adequate to cover all losses resulting from inventory obsolescence.

Some of the raw materials used to manufacture the Company’s products are specialized products.

The Company does not have contracts with its suppliers and cannot be certain it will be able to obtain the materials needed for existing or increasing production.  In most cases there are alternative sources of suitable materials but using them may require additional product development, modification of the Company’s product line, and/or different costs.

The Company may have difficulty protecting its proprietary technology.

Intellectual property and proprietary technology are important to the success of the Company’s business.  The Company relies primarily on trade secrets to protect its intellectual property and proprietary technology.  While it actively protects and monitors for possible misappropriations and unauthorized access to its intellectual property and proprietary technology, it is difficult to protect against or monitor all possible misappropriations and unauthorized access to the Company’s intellectual property and technology.  To date, the Company has applied for only one patent and currently does not plan to patent further product and/or process innovations unless a truly unique and very valuable discovery is made.  Significant challenges in protecting its intellectual property and technology are posed by (a) funding limitations (b) past difficulties with the phenolic resin patenting efforts (industry competitors have tended to reverse engineer and legally challenge any new resin development) and (c) the Company’s adaptation to new and rapidly evolving product/market/technology challenges.  Further, litigation involving these matters can be costly, with no guarantee of success.  Dissemination or dilution of the aforementioned intellectual property and technology could have an adverse effect on the Company’s business, financial condition, results of operations and liquidity.

If the Company is unable to successfully retain executive leadership and other key personnel, its ability to successfully develop and market its products and operate its business may be harmed.

The Company is substantially dependent on the personal efforts and abilities of its key personnel.  Changes to its executive officers or the inability to retain its key personnel could delay the development and introduction of new products, harm its ability to sell its products and damage the image of its brands and negatively impact its credibility with key customers.  The Company believes that retention of its key personnel is critical to executing its business strategy and its operations going forward and the failure to retain its key personnel may impact its financial condition and results of operations.

Recent turmoil in the credit markets and the financial services industry may negatively impact the Company’s business, results of operations, financial condition or liquidity.

Recently, the credit markets and the financial services industry have been experiencing a period of unprecedented turmoil and upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government.  While the ultimate outcome of these events cannot be predicted, they may have a material adverse effect on the Company’s liquidity and financial condition if its ability to obtain credit from trade creditors were to be impaired.  In addition, the recent economic crisis could also adversely impact some of its customers’ ability to finance their purchases from the Company or its suppliers’ ability to provide the Company with product, either of which may negatively impact its business and results of operations.

Environmental issues could adversely affect the Company’s business.

The Company is subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous material.  Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on its financial condition.  It is possible, however, that environmental issues may arise in the future that the Company cannot currently predict and which may have a material adverse effect on its business, financial condition, results of operations and liquidity.

If the Company’s access to opportunities in the Defense/Homeland Security sector is cut off or restricted, its business will be adversely affected.

The Company’s access to opportunities in the Defense/Homeland Security sector, on which a significant portion of its projected revenue is based, has depended upon a relationship with a single Fortrex trading partner.  Such trading partner accounted for 21% of the Company’s revenue as of September 30, 2008 and 33% of the Company’s revenue as of September 30, 2009.  Although the Company has developed relationships with prospective new customers, it has not received orders from them.  If the Company loses its principal trading partner, its access to the Defense/Homeland Security sector will be affected and this could have material adverse effect on its business (particularly the Fortrex division), financial condition, results of operations and liquidity.

Hard-armor manufacturers who use the Company’s Fortrex product are dependent on U.S. military business, and a decrease or delay in contract awards to such businesses or manufactures by the U.S. military could have a material adverse effect on the Company.

The U.S. military funds its contracts in increments based on annual authorization and appropriation, as well as supplemental bills passed by Congress and approved by the President, which may not be enacted or may provide funding that is greater than or less than the amount of the contract.  Changes in the U.S. military’s budget, spending allocations or the timing of such spending could adversely affect the Company’s ability to receive business from companies or manufacturers who are dependent on U.S. military contracts.  U.S. military contracts do not have a minimum purchase commitment, and the U.S. military generally has the right to cancel contracts unilaterally with limited notice.  A significant reduction or delay in U.S. military expenditures for ballistic-resistant products would have a material adverse effect on the Company’s business, financial condition, results of operations and liquidity.

The Company’s ballistic materials products (Fortrex) are used in situations that are inherently risky.  Accordingly, the Company may face product liability and exposure to other claims for which it may not be able to obtain adequate insurance.

The Company is a key supply chain partner to a leading manufacturer of composite ballistic armor who manufactures products typically used in applications and situations that involve high levels of risk of personal injury.  Failure to use these products for their intended purposes, failure to use these products properly, malfunction of these products and, in some circumstances, even correct use of these products could result in serious bodily injury or death.  The Company cannot guarantee that its insurance coverage would be sufficient to cover the payment of any potential claim arising out of the use of its products.  Any substantial uninsured loss thus would have to be paid out of the Company’s assets as applicable and may have a material adverse effect on its business, financial condition, results of operations and liquidity.  In addition, the Company cannot guarantee that its current insurance or any other insurance coverage will continue to be available or, if available, that it will be obtainable at a reasonable cost.  Any material uninsured loss could have a material adverse effect on the Company’s business, financial condition, results of operations and liquidity.  Any inability to participate in bids for government contracts as a result of insufficient insurance coverage would have a material adverse effect on the Company’s business, financial condition, results of operations and liquidity.

The Company relies on certain vendors to supply it with materials and products that if it were unable to obtain could adversely affect its business.

The Company has relationships with key materials vendors, and relies on suppliers for vendor trade creditor financing for its purchases of products from them.  Any inability to obtain materials or services in the volumes required and at competitive prices from the Company’s major trading partners, the loss of any major trading partner, or the discontinuation of vendor financing may seriously harm its business because it may not be able to manufacture and sell its customers’ products on a timely basis in sufficient quantities or at all.  Other factors, including reduced access to credit by the Company’s vendors resulting from economic conditions, may impair its vendors’ ability to provide products in a timely manner or at competitive prices.  The Company also relies on other vendors for critical services such as transportation, supply chain and professional services.  Any negative impacts to the Company’s business or liquidity could adversely impact its ability to establish or maintain these relationships.

The Company has lost the services of its key technical director, Krishan Sudan, who unexpectedly passed away in January 2010.

Krishan Sudan, the Company’s technical director since 2002 and architect of our unique resins, passed away in January 2010.  Although the Company has retained a qualified replacement for Mr. Sudan and continues to be able to produce the Company’s proprietary resins, solving technical problems in the future may be more difficult and may lead to production delays or product quality problems.  If such production delays or quality problems arise in the future, they could jeopardize customer relations and the Company’s growth plans.

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion is intended to further the reader’s understanding of the consolidated financial statements, financial condition, and results of operations of Paneltech International Holdings, Inc.  This discussion should be read in conjunction with the consolidated financial statements, notes and tables which are included elsewhere in this Current Report on form 8-K.  This discussion includes forward-looking statements that involve risk and uncertainties.  As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Subsequent Events

Merger

On December 23, 2009, Paneltech LLC merged with and into Paneltech Products, a wholly owned subsidiary of the Company, to become the Company’s principal operating business, referred to in this Current report as the “Paneltech Business.”  In order to better reflect the Company’s new principal business, the Company changed its name from Charleston Basics, Inc. to Paneltech International Holdings, Inc.  Prior to the Merger, the Company’s principal operating business was the sale of outdoor camping goods, survival products and tactical gear, referred to in this Current Report as the “Pre-Merger Business.”  Immediately following the Merger, the Company sold all of its assets relating to this Pre-Merger Business to Cambridge, an entity controlled by Mr. Lieber, a former CEO of the Company.  The terms of the Merger and the sale of the Pre-Merger Business assets are described in Item 1.01 under the headings “Agreement and Plan of Merger” and “Asset Purchase Agreement” of this Current Report and are hereby incorporated by reference.

In connection with the Merger, the former members of Paneltech LLC exchanged their Paneltech LLC membership interests for Common Stock of the Registrant.  As a result of this exchange the former Paneltech LLC members currently own approximately 88% of the Registrant’s outstanding Common Stock, before adjusting for any conversion or exercise of any Series A Preferred Stock or the Warrants into Common Stock of the Registrant.

Following consummation of the Merger, the Company entered into Securities Purchase Agreements with three investors and raised an aggregate of $1.65 Million in an offering of the Company’s Series A Preferred Stock and Warrants, referred to throughout this Current Report as the “Offering”.  Of the $1.65 million of proceeds raised, $375,000 was used to buy back certain shares of Common Stock held by a former member of Paneltech LLC.  The Company also issued a Promissory Note in the amount of $375,000 to complete the purchase of shares of Common Stock from the former Paneltech LLC member.

Company Overview

The Registrant was incorporated under the laws of the State of Delaware on April 4, 2006 primarily for the purpose of engaging in the Pre-Merger Business.  Upon consummation of the Merger between the Registrant’s Paneltech Products subsidiary and Paneltech LLC, an emerging “green” composite producer and ballistic fabric toll coater founded in 1996, the Paneltech Business became the Company’s principal operating business.  As a vertically-integrated manufacturer of innovative “green” building materials, the Company now aims to develop economically feasible and environmentally-friendly manufacturing processes that allow the production of innovative products that are competitively affordable and globally accessible.  The Paneltech Business is comprised of four core business units:

PaperStone – Includes the Company’s principal hard surface products, made from recycled paper and petroleum-free resin for architectural use and other applications.

Fortrex – The life protection “Prepreg” (pre-impregnated composite fibers) division of the Company engages in the production of specialized phenolic resins for use in “ballistics” webs such as woven Kevlar and fiberglass mats and other life protection materials used as vehicle armor.

Overlays – Production of resin/paper composites that enhance structural plywood panel surfaces for the end use of concrete forming and miscellaneous other uses.

Logistics – Rail car leasing and transloading.

These core business units are described in greater detail in Item 2.01 of this Current Report under the heading “COMPLETING OF ACQUISITION OR DISPOSITION OF ASSETS - Description of Business.”

Results of Operations for the year ended December 31, 2008 compared to the year ended December 31, 2007

Revenues for the year ended December 31, 2008 were $17,405,486 compared to $12,101,497 for the year ended December 31, 2007.  In 2008, the Company received several large contracts for the production of Fortrex products resulting in revenue during the year of $6.4 million compared to no Fortrex sales in 2007.  Despite overall contraction in building construction in 2008, Paperstone revenue grew to $4.4 million in 2008 from over $2.8 million in 2007 due to market development and expansion.  As the construction industry contracted in 2008 due to the recession, revenue from the Overlays unit declined from $6.1 million to $3.6 million.

Gross profit grew to $3,992,602 for the year ended December 31, 2008 from $2,153,819 for the year ended December 31, 2007.  Gross profit percentage grew to 22.9% in 2008 from 17.8% in 2007.  The percentage improvement was due to the increase in Fortrex contracts in 2008 for which the gross margin percentage was 41%.  Raw material costs for PaperStone rose in 2008 as the Company sought higher grade pigments for its various colors.  The Company was also affected by higher commodity prices in 2008 which lowered the gross margin percentage for both PaperStone and Overlays.

Operating expenses grew to $2,049,992 in 2008 from $1,822,446 in 2007 due to the hiring of a Controller mid-year in 2008 and the hiring of a Brand Manager, a Senior VP of Product Development, and a Sales and Operations Planning Manager in the fourth quarter of 2008.  The Controller was hired in response to increases in the Company’s revenue and associated increases in accounting workload.  The Brand Manager position was added to develop and improve the recognition, presence and value of the Company’s brands.  The Senior VP of Product Development and the Sales and Operations Planning Manager were hired to develop the Company’s Fortrex capabilities and products.

As of December 31, 2007, Paneltech LLC’s line of credit maximum limit Shorebank Facility was $1,700,000 and further limited to the eligible accounts receivable and inventory.  The amount available to Paneltech LLC, over the amount borrowed, was $386,863.

The accounts receivable balance was $1,542,634 on December 31, 2008 and $506,497 on December 31, 2007.

During the year ended December 31, 2008, Paneltech LLC had sales to one customer in the amount of $6,433,320 at 36.4% of total sales.  As of December 31, 2008, accounts receivable from the customer was $920,807.  This concentration was due to several large Fortrex contracts with one customer.

During the year ended December 31, 2007, Paneltech LLC had sales to two customers in the amount of $1,444,789 and $1,307,812 at 12.3% and 10.7%, respectively.  As of December 31, 2007, accounts receivable from these customers were $0 and $68,000, respectively.

The inventory balance was $2,277,592 on December 31, 2008 and $1,786,068 on December 31, 2009.

Results of Operations for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008

Revenues for the nine months ended September 30, 2009 were $6,979,912 compared to $13,911,586 for the nine months ended September 30, 2008.  In 2009, the PaperStone, Overlays, and Logistics business unit volumes were adversely impacted by the economic recession compared to the comparable period in 2008.  PaperStone revenue declined 24%, Overlays declined 47% and Logistics declined 57%.  In 2009, the Company’s unfinished 2008 carryover Fortrex contracts were completed but no new, comparably sized contracts were received or started by the Company.  Sales of Fortrex products fell to $1,500,000 for the nine months ended September 30, 2009, compared to $4,600,000 for same period the prior year.

Gross profit for the nine months ended September 30, 2009 was $1,562,949 compared to $3,569,032 for the same period the prior year. Gross profit percentage fell to 22.4% for the nine months ended September 30, 2009 from 25.7% for the nine months ended September 30, 2008.  The decline in the gross profit percentage was due to a general decline in demand for prepregging services, resulting in fewer high margin Fortrex contracts being awarded to the Company.

Operating expenses grew to $2,203,584 for the nine months ended September 30, 2009 from $1,492,007 for the nine months ended September 30, 2008.  This increase in operating expenses was principally due to expenses associated with the Merger, increases in legal and accounting fees, and additional salaries associated with hiring new employees.  Legal and accounting fees increased by $189,000 in 2009 compared to the comparable period the prior year.  Additionally, during the first nine months of 2009, the Company incurred expenses relating to the Merger, including the need to audit Paneltech LLC’s 2007 and 2008 financial results.  In 2009, salaries and associated travel and increased marketing expenses increased by $449,000 due to hiring three new managers including Brand Manager, Senior VP of Product Development, and Sales and Operations Planning Manager.  Product development increased by $88,000 as the Company developed and qualified additional Fortrex products and sought to improve the surface treatments for RainStone, the outdoor siding version of PaperStone products.

The accounts receivable balance was $1,118,494 on September 30, 2009 and $2,082,018 on September 30, 2008.

During the nine months ended September 30, 2009, the Company had sales to one customer in the amount of $1,495,225, which constituted 20.4% of total sales.  As of September 30, 2009, accounts receivable from the customer was $328,009.

Current Operating Plans and Trends

The Company is seeking to increase revenue from its PaperStone/RainStone and Fortrex products in fiscal 2010 by increasing its marketing, advertising and promotion efforts, as well as increased trade show attendance and other activities, including website improvements.  More specifically, the Company plans to hire new marketing managers, expand product promotion efforts, improve PaperStone/RainStone production processes, and commercialize the Company’s new moldable Stonkast product line.  The Company has also added a new European sales director.

In 2009, the continuity of military spending was interrupted by the change in Administration and its efforts to reduce operations in Iraq, which contributed to the slow year for the hard armor supply chain participants, including the Company.  As a result of increased military activity in Afghanistan and increasing acceptance of composite armor solutions worldwide, request for quotes (RFQ) activity has increased.  The Company believes, although there can be no assurance, that it will be awarded one or more Fortrex contracts by the second quarter of 2010.

The Company believes that demand for its products will exceed its current capacity by late spring or summer of 2010.  In anticipation of this increased demand, the Company has acquired a second saturator/coater and term financing has been arranged for its installation, which is expected to be completed by mid-year in 2010.

Liquidity and Capital Resources

The Company has traditionally financed its working capital needs with earnings and a line of credit.  The line of credit advance rates have been 75% of eligible accounts receivable and 50% of eligible inventory.  Capital project needs have been traditionally financed with bank term loans and earnings.

Pursuant to an Assumption Agreement dated December 23, 2009 (referred to in this Current Report as the Assumption Agreement) with Paneltech Products and Shorebank Pacific (“Shorebank”), entered into in connection with the Merger, Paneltech Products assumed and agreed to pay and perform all covenants and obligations of Paneltech LLC set forth the loan documents between Shorebank and Paneltech LLC, as if the such loan documents had originally been made, executed and delivered by Paneltech Products.  By operation of law as a result of the Merger, and by virtue of the Assumption

Agreement and consents delivered by Shorebank, the Company’s wholly owned and principal operating subsidiary, Paneltech Products, has a $1,500,000 line of credit with Shorebank, with an interest rate at 3.75 points over the Shorebank’s index rate (3.75% at February 9, 2010) (the “Shorebank Facility”).  The Shorebank Facility is currently set expire on February 28, 2010, and is secured by accounts receivable, inventory, equipment and the personal guarantees from members of Paneltech LLC.  Pursuant to the Assumption Agreement, the Registrant will be required to enter into a guarantee in connection with the Shorebank Facility and Paneltech Products will be required to enter into a Security Agreement.  The balance outstanding on the Shorebank Facility at December 31, 2008 and December 31, 2007 was $1,359,188 and $864,223, respectively.

The Shorebank Facility was originally in the amount of $1,700,000 and was set to expire on September 30, 2009, but on November 30, 2009, the Shorebank Facility was extended to February 28, 2010, the amount of the facility was reduced to $1,500,000, and the line interest rate was increased from 1.5 points over the bank's index rate (3.25% at December 31, 2008) to 3.75 points over Shorebank’s index rate (3.75% at February 9, 2010). The interest rate increase and the reduction in the amount available under the Shorebank was in part due to the covenant violations described below.

The Company's Shorebank Facility is governed by a credit agreement containing certain restrictions and covenants. Under these restrictions, the Company must maintain certain levels of working capital and net worth and maintain certain financial ratios (current ratio, cash flow coverage, and debt to net worth).  On October 22, 2009, the Paneltech LLC received Notice of Default from Shorebank, stating that Paneltech LLC did not satisfy the requirements of the Cash Flow Coverage covenant under the Shorebank Business Loan Agreement.  Paneltech LLC and Shorebank entered into a Forbearance Agreement dated as of December 17, 2009, pursuant to which Shorebank waived the debt service coverage covenant violation until February 28, 2010 and forbear and reset certain other covenants pursuant to a Change in Terms Agreement, which will remain in effect until the credit facility’s maturity date, February 28, 2010.  As of February 4 2010, the Company the outstanding principal balance on the Shorebank Facility was $517,284.  The Company is currently negotiating with Shorebank to renew, replace or extend the Shorebank Facility upon its expiration on February 28, 2010, although there can be no assurances that these efforts will be successful.

On November 18, 2008, Anchor Mutual Savings Bank (“Anchor Bank”) granted a construction loan for $1,819,000, to Paneltech LLC for the purpose of plant expansion by installing a second saturator/coater (the “Anchor Loan”), which has been assumed by Paneltech Products by operation of law under the terms of the Merger.  The Anchor Loan is evidenced by a promissory note dated November 18, 2008 and Change in Terms dated September 16, 2009 (the “Anchor Note”).  The Anchor Loan is funded as expenditures are made for the expansion and at project completion the loan will be converted to a normal term loan.  On January 5, 2010, the Company and Anchor Bank entered into a Change in Terms Agreement relating to the Anchor Note.  The January 5, 2010 Change in Terms Agreement provides for the maturity date for the instruments evidencing the existing debt under the Anchor Note to be extended to July 1, 2017, and an extension of interest only payments beginning January 1, 2010 to continue on the same day of each month thereafter until July 1, 2010; followed by 83 consecutive payments of principal and interest in the amount of $27,231.82 beginning August 1, 2010, and continuing on the same day of each month thereafter. This is to be followed by one payment of principal and interest on July 1, 2017; the unpaid principal balance on the note, together with all accrued interest and charges owing in connection therewith, being due and payable on the maturity date unless demanded earlier.  As of February 3 2010, the outstanding principal balance on the Anchor Note was $470,462.30.

Liquidity and Capital Resource Plan for the year ended December 31, 2010

The Company received $1,650,000 in connection with the Offering, and may seek to sell additional securities in 2010.  There are currently no commitments or understandings with regard to such possible future offerings of securities by the Company.  The Company’s ability to engage in additional financings in the future are subject to the approval of the holders of a majority of the Series A Preferred Stock, which approval must include the Lead Investor.

The Company has continued access to the previously established construction loan, the Anchor Loan, for the planned completion of the second saturator/coater line.  The Anchor Loan will finance approximately 80% of the project costs.  The remainder of the cost of the project is anticipated to be no more than $450,000 and will be financed internally or through the sale of securities mentioned above.

Uncertainties

While the Company is anticipating increases in PaperStone and Fortrex revenue in 2010, there are no existing purchase commitments or other assurances that give certainty that this increase will occur.  The Company recently submitted a quote and sample materials for several large projects but cannot be assured of being successful obtaining the corresponding purchase orders.  If revenue does not increase over 2009 levels, the Company will continue to operate with a net loss and will need to acquire additional funding or significantly reduce costs.

The Company is uncertain about the general direction of economic or political trends that may affect the Company’s growth plans.  The Overlays and Logistics business units are heavily dependent on construction trends which the Company anticipates will remain weak during 2010.  The PaperStone unit is a specialty product which has many applications outside of construction.  As PaperStone has a very small market share of the solid surfaces market, we believe a successful marketing effort could lead to increased sales even in a depressed economy.  Fortrex revenue can be impacted by military purchasing trends, which could be directed towards other armor solutions that the Company does not currently participate in or could be impacted by political trends, which are beyond the control of the Company.

While the Company anticipates that demand for its products will exceed its current production capacity by the second and third quarters of fiscal 2010, the Company cannot be certain that it will have the additional funds, over the previously established loan, available to complete the planned installation of second saturator/coater by mid-2010.

Due to losses in 2009, the amount available under the Company’s Shorebank Facility was reduced to $1,500,000 and the interest rate was increased.  The Company cannot be certain it will be able to remain in compliance with the covenants applicable to it under the credit facility or that Shorebank will renew or extend the line of credit.  The increasing activity for PaperStone and Fortrex may require a larger line of credit than is currently available and the Company cannot be certain that Shorebank will increase the amount of the Shorebank Facility or extend it beyond its current expiration date of February 28, 2010.

The Company cannot be sure that it will collect all of its accounts receivable.  While most of the accounts are current, one customer, while believed to be sound from an asset standpoint, is liquidity challenged and has thus entered into a payment plan for $183,950 of past due invoices.  The Company cannot be certain that the customer will be able to make the required payments.

Off-Balance Sheet Arrangements.

With the exception of operating leases, the Company is not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on the Company’s financial condition, results of operations or cash flows.  The Company enters into operating leases for both equipment and property. See the notes to the consolidated financial statements for additional information on the Company’s operating leases.

Critical Accounting Policies and Estimates

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company’s wholly owned subsidiary, Paneltech Rainscreens. All significant intercompany balances and transactions have been eliminated.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The Company performs ongoing credit evaluations of its customers' financial conditions but does not require collateral to support customer receivables. Foreign accounts receivable are insured in most cases.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.  The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions.  Bad debt expense is included in general and administrative expenses, if any.

Outstanding account balances are reviewed individually for collectability.  The Company has a policy of turning accounts over to collection that have past a certain age and little or no progress has been achieved.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories, which consist of raw materials and finished goods, are stated at the lower of cost (first-in, first-out method) or market.

The Company produces some products which are unique to particular customers.  Inventory items are written off to expense if the customer to which they were dedicated discontinues purchasing the corresponding products.

The inventory cost of slow moving items that are offered at discounted prices are adjusted to reflect the lower value of cost or market.

Property and Equipment

Property and equipment are stated at cost.  The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred.  When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Depreciation of property equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Manufacturing equipment	5 to 10 years
Furniture and fixtures	3 to 5 years
Mobile equipment	5 to 10 years

       Deferred Loan Costs

Deferred loan costs are stated at cost and are amortized using the straight-line method by systematic charges to operations over the life of the related financing agreement. Amortization expense totaled $7,702 and $7,180 for the years ended December 31, 2008 and 2007, respectively.

Income Taxes

As Paneltech LLC was a limited liability company, Paneltech LLC and its members were taxed on their proportionate share of Paneltech LLC’s taxable income. Accordingly, no provision for federal or state income tax has been provided for in the consolidated financial statements included in this Current Report as Exhibits 99.1 and 99.2.  On December 23, 2009, Paneltech LLC merged with and into Paneltech Products, a Delaware corporation and wholly owned subsidiary of the Registrant, with Paneltech Products surviving the Merger and all former members of Paneltech LLC exchanging their membership interests for Common Stock of the Registrant.

State income taxes are computed based on the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the estimated future tax effects attributed to temporary differences between the book and tax bases of assets and liabilities and for carry-forward items. The measurement of current and deferred tax assets and liabilities is based on enacted law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

Effective January 1, 2007, Paneltech LLC adopted the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The adoption of this pronouncement did not have a material impact on Paneltech LLC's financial position or results of operations.

Paneltech LLC Members’ Equity

In accordance with Paneltech LLC’s operating agreement, net profits or losses of Paneltech LLC were allocated to its members in proportion to their ownership in Paneltech LLC at any particular time.  The Company’s operating agreement also specified, based on available cash, as determined by Paneltech LLC’s Board of Management in its sole discretion, that Paneltech LLC distribute funds to its members.  Upon the merger of Paneltech LLC with and into Paneltech Products on December 23, 2009, all membership interests in Paneltech LLC were exchanged for Common Stock of the Registrant.

Revenue Recognition

Sales are recognized when products are shipped to customers.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period that the related sales are recognized.

Advertising

The Company expenses all advertising costs as incurred.  Advertising expense amounted to $5,095 and $30,265 for the years ended December 31, 2008 and 2007, respectively.

Shipping and Handling

The Company classifies revenue from customers related to shipping and handling charges as a component of net sales and the corresponding freight charges classified in cost of sales.

Intangible Assets

The Company’s amortizable intangible assets include trade name and patents.  These assets are being amortized using the straight-line method over their estimated useful lives of ten years.

In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to be determined if a write-down to fair value is required.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to fair value is required.

Use of Estimates in the Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, lines of credit and other liabilities approximate fair value based on the short-term maturity of these instruments.  The carrying amounts reported in the balance sheet for long-term obligations approximate fair value as such instruments feature contractual interest rates that are consistent with current market rates of interest or have effective yields that are consistent with instruments of similar risk.

Effective January 1, 2008, Paneltech LLC adopted Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements,” (“SFAS 157”) and effective October 10, 2008, Paneltech LLC adopted FASB Staff Position (“FSP”) No. SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” except as it applies to the nonfinancial assets and nonfinancial liabilities subject to FSP 157-2. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants.  As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1:                      Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2:                      Other inputs that are directly or indirectly observable in the marketplace.
Level 3:                      Unobservable inputs supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The adoption of this pronouncement did not have any material impact on Paneltech LLC’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115” (“SFAS 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.

Recent Accounting Pronouncements

In December 2007, FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”).  SFAS 160 requires all entities to report minority interests in subsidiaries as equity in the consolidated financial statements, and requires that transactions between entities and non-controlling interests be treated as equity.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 with earlier adoption prohibited.  The adoption of this pronouncement is not expected to have a material impact on Paneltech LLC’s financial position, results of operations and cash flows.  However, SFAS 160 may affect future periods.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.”  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).  The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141R, Business Combinations, and other U.S. GAAP principles.  This FSP is effective for fiscal years beginning after December 15, 2008.  The Company is in the process of evaluating the impact of this provision on its consolidated financial position and results of operations.

In May 2008, FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with US GAAP.  Currently, US GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles” (“AU Section 411”).  SFAS No. 162 is effective for periods after September 15, 2009.  The Company does not expect the adoption of SFAS 162 to have an impact on its financial statements.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP 157-3”), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specially, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The guidance in FSP 157-3 was effective immediately including prior periods for which financial statements had not been issued. The implementation of this standard did not have a material impact on the Paneltech LLC’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”), which replaces SFAS 141, “Business Combinations.” SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R will have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140,” to improve the reporting for the transfer of financial assets resulting from 1) practices that have developed since the issuance of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors. SFAS 166 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. Paneltech LLC did not, and the Company does not currently engage in the transfer of financial assets and therefore, does not expect that the adoption of SFAS 166 will have a material impact on the Company’s consolidated financial statements. SFAS 166 has been included in the Transfers and Servicing Topic of the FASB ASC (Topic 860).

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” which establishes general standards of and accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 was effective for interim and annual periods ending after June 15, 2009. As required by SFAS 165, the Company has evaluated subsequent events through January 11, 2010 which is the date of its condensed consolidated financial statements as of and for the nine months ended September 30, 2009 were issued. SFAS 165 has been included in the Subsequent Events.

In June 2009, the FASB issued Statement No. 167, “Amendments to FASB Interpretation No. 46(R)” to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company will review the requirements of FASB No. 167 and comply with its requirements. The Company does not expect that the adoption of this Statement will have a material impact on the Company’s consolidated financial statements. This standard has not yet been integrated into the Accounting Standards Codification.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 8, 2010, we had a total of 54,481,022 shares of Common Stock issued and outstanding and 2,999,205 shares of Series A Preferred Stock issued and outstanding.  Together, our Common Stock and Series A Preferred Stock constitute our voting securities (the “Voting Stock”).

The following table sets forth, as of February 8, 2010, taking into account the Merger, the Collins Repurchase and the Offering: (i) the names and addresses of each beneficial owner of more than five percent (5%) of any class of our Voting Stock known to us, the number of shares of any class of our Voting Stock beneficially owned by each such person, and the percent of any class of our Voting Stock so owned; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.  The table includes individual beneficial ownership of common stock that a person has the right to acquire within 60 days from February 8, 2010.  The principal address of each of the directors and officers listed below is c/o Paneltech International Holdings, Inc. 2999 John Stevens Way, Hoquiam, WA 98550.

Title of Class	Name And Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Common	L.D. Nott Company 114 First Avenue Aberdeen, WA 98520 (1)	28,259,608	51.87%
Common	SORB Management Corporation 3873 Wishkah Road Aberdeen, WA 98520 (2)	6,178,624	11.34%
Common	Ronald H. Iff 921 Lake Hill Road Montesano, WA 98563	4,697,529	8.62%
Common	Collins Timber Company LLC 1618 S.W. First Ave. Suite 500 Portland, OR 97201.	8,179,657	15.01%
Common	Paragon Capital LP 110 East 59th St. 29th fl. New York, NY 10022	6,300,000	11.56%
Series A Convertible Preferred Stock	Paragon Capital LP 110 East 59th St. 29th fl. New York, NY 10022	908,850 (3)	30.30%
Series A Convertible Preferred Stock	Cornelius B. Prior, Jr. Box 12030 St. Thomas V.I. 00801	1,817,700 (4)	60.60%
Series A Convertible Preferred Stock	Sustainability Investment Fund 2009 LP 12909 SW 68th Parkway, Suite 430 Portland, OR 97223	272,655(5)	9.09%

Directors and Named Executive Officers
Common	Leroy D. Nott	28,259,608 (6)	51.87%
Common	Scott Olmstead	6,178,624 (7)	11.34%
Common	Trent Gunter	0 (8)	*
Common	Sidney Staunton	0 (9)	*
Common	R. Wade Mosby	0 (10)	*
Common	All Directors and Named Executive Officers as a group (5 persons)	34,438,232	63.21%
______________________
* Less than one percent

1.	President of the L.D. Nott Company is Leroy Nott, Paneltech's Director, President and CEO. The address for L.D. Nott Company is 114 First Avenue, Aberdeen, WA 98520.

2.	President of SORB Management Corporation is Scott Olmstead, Paneltech's Director, CFO and Secretary. The address for SORB Management Corporation is 3873 Wishkah Road, Aberdeen, WA 98520.

3.
Based on the current conversion ratio, the 908,850 shares of Series A Preferred Stock held by Paragon Capital LP are currently convertible into 4,544,250 shares of the Company’s Common Stock.  Each share of Series A Preferred Stock is convertible into five shares of the Company’s Common Stock.  The conversion and voting of the Series A Preferred Stock is subject to beneficial ownership limitations set forth in Item 3.02 under the heading “Preferred Stock”.  Does not include 1,514,750 Warrants that are not exercisable within 60 days of February 8, 2010.  As noted elsewhere in this table, Paragon also holds 6,300,000 shares of restricted Common Stock.

4.
Based on the current conversion ratio, the 1,817,700 shares of Series A Preferred Stock held by Cornelius B. Prior, Jr. are currently convertible into 9,088,500 shares of the Company’s Common Stock.  Each share of Series A Preferred Stock is currently convertible into five shares of the Company’s Common Stock.  The conversion and voting of the Series A Preferred Stock is subject to beneficial ownership limitations set forth in Item 3.02 under the heading “Preferred Stock”.  Does not include 3,029,500 Warrants that are not exercisable within 60 days of February 8, 2010.

5.
Based on the current conversion ratio, the 272,655 shares of Series A Preferred Stock held by the Sustainability Investment Fund 2009 LP are currently convertible into 1,363,275 shares of Common Stock.  Each share of Series A Preferred Stock is currently convertible into five shares of the Company’s Common Stock.  The conversion and voting of the Series A Preferred Stock is subject to beneficial ownership limitations set forth in Item 3.02 under the heading “Preferred Stock”.  Does not include 454,425 Warrants that are not exercisable within 60 days of February 8, 2010.

6.	Includes 28,259,608 shares that Mr. Nott has the power to vote and dispose, by virtue of his position as President of the L.D. Nott Company

7.	Includes 6,178,624 shares that Mr. Olmstead has the power to vote and dispose, by virtue of his position as President of the SORB Management Corporation.

8.	Does not include 1,042,156 Warrants that are not exercisable within 60 days of February 8, 2010.

9.	Does not include 1,042,156 Warrants that are not exercisable within 60 days of February 8, 2010.

10.  Mr. Mosby does not exercise any voting or dispositive power over the shares owned by Collins Timber Company LLC. Mr. Mosby is a Senior Vice President of Collins Pine Company, which owns approximately 64% of the Collins Timber Company LLC.

 EXECUTIVE OFFICERS AND DIRECTORS

The information set forth in Item 5.02 of this Current Report under the heading “Current Executive Officers and Directors” is hereby incorporated by reference.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Joseph Kawaky, Senior VP Strategic Development

Mr. Kawaky joined Paneltech LLC in October, 2008 as the Company’s Senior VP Strategic Development.  From September 2007 to September 2008 Mr. Kawaky served as VP Strategic Business Development at ArmorStruxx — a manufacturer of composite ballistic and blast protection materials for military and homeland security applications.  In addition to managing relationships with key ArmorStruxx suppliers and customers such as DuPont, Owens Corning, and BAE Systems, Mr. Kawaky was also responsible for growth initiatives at NovaStruxx — an ArmorStruxx-owned thermoplastic ballistic prepreg company.  He helped create and also served as the interim President of ArmorStruxx from September 2006 to August 2007.  Prior to September 2006 and following the sale of Tactronics’ marine and aviation navigation business units to defense contractor SAIC, Mr. Kawaky served during the post-sale transition period as Director of Commercial Business Development for SAIC’s Geospatial and Imagery Solutions division.  From May 1999 through June 2005, Mr. Kawaky served as the President of Tactronics’ Retail Division (software products).  Mr. Kawaky’s maritime navigation software and digital cartography business was acquired by Tactronics in 1999.

Mr. Kawaky studied biology at Harvard University Extension and later wildlife management and natural resource economics at the University of Alaska Fairbanks.

Ron Iff, General Manager

Mr. Iff is currently the Company’s General Manager, having managed and built the plywood overlays business.  Mr. Iff joined Paneltech LLC in November, 1998 as Manufacturing Manager.  From October 1995 to November 1998, Mr. Iff had been Program Manager at Weyerhauser.  Mr. Iff received his Master of Forestry degree from Oregon State University in 1977.  He also holds a Bachelor of Science degree in Forest Engineering at Oregon State University and a Bachelor of Science in Forest Management.

 Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the General Corporation Law of the State of Delaware (the “DGCL”) and our Certificate of Incorporation.

Our Certificate of Incorporation provides the personal liability of the Company’s directors is eliminated to the fullest extent permitted by the provisions of Section 102 of the DGCL.  Notwithstanding the forgoing, directors of the company remain liable (i) for breach of the director’s duty of loyalty to the Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this provision in the Company’s Certificate of Incorporation will apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

Our Certificate of Incorporation further provides that the Company will, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any and all persons (including officers and directors) whom it has power to indemnify under Section 145 from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Section 145, and the indemnification provided for in the Company’s Certificate of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.  Our bylaws do not place any limitations on the indemnification of our Officers or Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Prior to the Merger, Paneltech LLC paid $60,787.42 to Laird Capital LLC (“Laird”) pursuant to a six month Business Advisory & Financial Consulting Agreement under which Laird provided certain strategic advice to the Company.  The Laird engagement ended in accordance with its terms on October 2, 2009.  Sidney Staunton and Trent Gunter are Managing Members of Laird and performed the consultant services on behalf of Laird, but are no longer providing services to the Company on behalf of Laird.  On December 23, 2009, Messrs. Staunton and Gunter were appointed directors of the Company.

Michael Lieber and Alan Donenfeld

On September 30, 2009, the Registrant entered into that certain Stock Purchase Agreement (the “September Purchase Agreement”) with Paragon pursuant to which the Registrant sold 500,000 shares of the Common Stock of the Registrant to Paragon for an aggregate purchase price of $250,000 (the “Purchase Price”).  The Registrant used up to $225,000 of the Purchase Price to satisfy debts and liabilities disclosed in the September Purchase Agreement, including certain liabilities of the Registrant to Michael Lieber, the Registrant’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Director at the time the Registrant entered into the September Purchase Agreement.  The remaining $25,000 of the Purchase Price was held by an Escrow Agent to offset any liabilities, whether disclosed or not disclosed, up until January 15, 2010.

On September 30, 2009, pursuant to that certain Selling Stockholder Purchase Agreement, Michael Lieber t/a Tradewise Associates LLC, a New York limited liability company wholly owned by Michael Lieber, sold an aggregate of 5,800,000 shares of common stock of the Registrant to Paragon in consideration for $10,000.  The shares represented approximately 96% of the issued and outstanding shares of common stock of the Registrant at the time of the sale.  Upon the consummation of the transactions contemplated by the Purchase Agreement and the Selling Stockholder Purchase Agreement, on September 30, 2009, Michael Lieber resigned as the President, Chief Executive Officer, Chief Financial Officer, Secretary and Director of the Registrant.  Simultaneously, the Board of Directors of the Company appointed Alan P. Donenfeld, the general partner of Paragon, as the Registrant’s President, Chief Executive Officer, Chief Financial Officer and Director of the Company.  Mr. Lieber continued to act as a consultant to the Registrant in the operation of its Pre-Merger Business until his resignation on December 23, 2009.  As further described in Item 5.02 under the heading “Donenfeld Resignation,” which is incorporated herein by reference, on December 23, 2009, Mr. Donenfeld resigned from all positions that he held with the Company.  Prior to consummation of the transactions contemplated by the Purchase Agreement and the Selling Stockholder Purchase Agreement, the Company leased, on a month-to-month basis, office space in Mr. Lieber’s home for $1,500 per month.  Following consummation of the transactions contemplated by the Purchase Agreement and the Selling Stockholder Purchase Agreement, but prior to the Merger, the Company’s office was located in Paragon’s corporate offices, for which the Company did not pay rent.

Mosby

 The information set forth in Item 1.01 of this Current Report under the heading “Stock Repurchase Agreement - Collins Repurchase” is hereby incorporated by reference.  Mr. Mosby was, pursuant to the terms of the Repurchase Agreement, selected by Collins to serve on the Company’s Board of Directors.  Mr. Mosby is a Senior Vice President of Collins Pine Company, which owns approximately 64% of Collins.

Certain Director Transactions

The information set forth in Item 1.01 of this Current Report under the heading “Guaranties by Officers” and in Item 2.03 under the heading “Paneltech LLC Member Notes” is hereby incorporated by reference.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange, but two of our directors, Messrs. Gunter and Staunton, do comply with the independence requirements of Rule 10A-3 of the Exchange Act.  The Company’s Board of Directors also will consult with counsel to ensure that the board of directors’ determinations is consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act with respect to the independence of future audit committee members.

In order to be considered independent for the purpose of Rule 10A-3 of the Exchange Act, a director may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the issuer or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the listed issuer (provided that such compensation is not contingent in any way on continued service); or (b) be an affiliated person of the issuer or any subsidiary thereof.

Board Committees

Audit Committee. The Company has established an audit committee consisting of Messrs. Gunter and Staunton, the Board’s two independent directors, which has the duty of recommending to the Board the engagement of independent auditors to audit the Company's financial statements and to review its accounting and auditing principles.  The Board has not adopted an Audit Committee Charter, but plans to do so in the future at which time such charter will set forth additional duties for the Audit Committee.  The Audit Committee is at all times composed exclusively of directors who are, in the opinion of the Board, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. The Board has established a standing compensation committee responsible for determining executive and director compensation.  The Board has not adopted a Compensation Committee Charter, but plans to do so in the future.  The Compensation Committee consists of Messrs. Mosby and Staunton.

Strategic Planning Committee. The Board has established a standing strategic planning committee responsible for formulating, coordinating and planning the strategic direction of the Company.  The Strategic Planning Committee consists of Messrs. Nott, Olmstead and Staunton.

Code of Ethics

As of the date of this Current Report, the Company has not adopted a Code of Ethics applicable to all of our employees, officers and directors, wherever they are located and whether they work for the Company on a full or part-time basis.  The Company intends to adopt a Code of Ethics in the future so that it complies with the exchange rules and regulations.  The Code will provide rules and procedures to help the Company’s employees, officers and directors recognize and respond to situations that present ethical issues.  Compliance with this code will be mandatory and those who violate the standards in this Code will be subject to disciplinary action.

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Compensation

The following table sets forth all compensation awarded to, paid to or earned by the following executive officers for the fiscal year ended December 31, 2009 and 2008: (i) individuals who served as, or acted in the capacity of, the Company’s principal executive officer for the fiscal year ended December 31, 2009 (of which there were three); (ii) the Company’s two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the fiscal year ended December 31, 2009 (of which there was one); and (iv) up to two additional individuals, other than former principal executive officers, for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended December 31, 2009 (of which there were none).  We refer to these individuals collectively as our “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Leroy D. Nott Chief Executive Officer and President (1)	2009	$6,923	(5)	0	0	0	0	0	0	$6,923
Scott Olmstead Chief Financial Officer and Secretary (2)	2009	$5,385	(6)	0	0	0	0	0	0	$5,385
Michael Lieber (3) Former Chief Executive Officer, and Chief Financial Officer	2009	0	(7)	0	0	0	0	0	0	0
	2008	$27,400	(8)	0	0	0	0	0	0	27,400
Alan P. Donenfeld (4) Former Chief Executive Officer, and Chief Financial Officer	2009		0(9)	0	0	0	0	0	0	0

1.	Mr. Nott was appointed the Company’s Chief Executive Officer and President on December 23, 2009.

2.	Mr. Olmstead was appointed the Company’s Chief Financial Officer and Secretary on December 23, 2009.

3.	Mr. Donenfeld served as the Company’s President, Chief Executive Officer, Chief Financial Officer and sole Director from September 30, 2009, until December 23, 2009.

4.
Mr. Lieber served as the Company’s Chief Executive Officer, and Chief Financial Officer from April 4, 2006 until September 30, 2009.  From September 30, 2009 until December 23, 2009, Mr. Lieber worked as a consultant for the Company, but did not receive any compensation for his services as a consultant.  On December 23, 2009, Mr. Lieber acquired certain of the Company’s assets that the Company used in previous operations.  See Item 1.01 under the heading “Asset Purchase Agreement” of this Current Report on Form 8-K.

5.
Mr. Nott did not receive any compensation from the Registrant in fiscal 2008, but received $6,923 for service to the Company from December 23, 2009.  In fiscal 2009, Mr. Nott received a salary of $173,077 in connection with employment with Paneltech LLC, which merged with and into the Company’s wholly owned subsidiary, Paneltech Products to become the principal operating business of the Company.  For fiscal years 2008 and 2009, prior to the Merger, Mr. Nott served as the Director, President, CEO of Paneltech LLC.  As a member of Paneltech LLC. Mr. Nott was also entitled to certain member distributions.

6.
Mr. Olmstead did not receive any compensation from the Registrant in fiscal 2008, but received $5,385 for service to the Company from December 23, 2009.  In fiscal 2009, Mr. Olmstead received a salary of $134,615 in connection with employment with Paneltech LLC, which merged with and into the Company’s wholly owned subsidiary, Paneltech Products to become the principal operating business of the Company.  For fiscal years 2008 and 2009, prior to the Merger, Mr. Olmstead served as the Director, Business Manager, CFO of Paneltech LLC.  As a member of Paneltech LLC. Mr. Olmstead was also entitled to certain member distributions.

7.	Mr. Lieber did not receive any salary from the Company during the 2009 fiscal year.

8.
Although the Company did not have a formal employment agreement with Mr. Lieber, the Board agreed to compensate Mr. Lieber with an annual base salary equal to $106,600, as of October 2006; and commissions equal to 11.5% of the Company’s gross revenues.  Notwithstanding this Agreement, Mr. Lieber’s total compensation for fiscal 2008 was $27,400.  Though Mr. Lieber was due additional salary plus commissions for the Company’s 2008 fiscal year (ending March 31, 2009), Mr. Lieber agreed to waive this additional compensation.  Mr. Lieber did not receive any compensation from the Company in fiscal 2009.

9.	Mr. Donenfeld did not receive any compensation in connection with his service to the Company.

Narrative Disclosure to Summary Compensation Table

The Company does not have any employment agreements with any of its Named Executive Officers.  The Company does not have any pension, annuity, bonus, stock options, profit sharing or similar benefit plans.  Since our incorporation on April 4, 2006, no stock options or stock appreciation rights were granted to any of our Named Executive Officers.

 Outstanding Equity Awards at Fiscal Year End

During the fiscal year ended December 31, 2009, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Director Compensation

During the fiscal year ended December 31, 2009, none of our directors received any compensation for the services rendered to our Company in their capacity as such.

In January 2010, the Company granted 1,042,156 Warrants to each of Messrs. Gunter and Staunton.  The decision to grant Warrants to Messrs. Gunter and Staunton was based on the fact that each of the other Directors of the Company already held a significant equity interest in the Company or was affiliated with an entity that had a significant equity interest in the Company.  The Board believes that having Directors with equity incentives would better align the Directors with the best interests of the Company’s stockholders.

The Compensation Committee of the Board of Directors has not yet determined the amount of cash compensation to be paid to the Company’s directors receive in connection with their service to the Company.

Recent Sales of Unregistered Securities

The information set forth in Item 3.02 of this Current Report under the heading “Sale of Securities” is hereby incorporated by reference.

 Financial Statements and Supplementary Data

The disclosure set forth under Item 9.01(a) and (b) to this Current Report is incorporated into this item by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 of this Current Report under the headings “Collins Repurchase,” “Assumption Agreement,” is hereby incorporated by reference.

Paneltech LLC Member Notes

In connection with certain tax distributions owed to Paneltech LLC members, certain promissory notes were issued to those members that as a result of the Merger have become obligations of Paneltech Products (the “Member Notes”).  The Member Notes are in the following amounts:

L.D. Nott Company	$206,347.20
Collins Timber Company LLC	$160,291.70
SORB Management Corporation	$45,115.47
Ron Iff	$34,300.70
Andrew R.G. Wilson	$4,028.45
Chris Wentworth	$877.62

The L.D. Nott Company is an entity controlled by Leroy Nott, the Company’s President and CEO.  The SORB Management Corporation is an entity controlled by Scott Olmstead, the Company’s CFO and Secretary.  Ron Iff and Chris Wentworth are employees of the Company.  Andrew R.G. Wilson is currently engaged as a consultant for Paneltech Products.  Such promissory notes are payable in 12 monthly installments commencing March 23, 2010 and bear interest at twelve percent commencing March 23, 2010.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Sale of Securities

December 23, 2009

On December 23, 2009, the Company entered into each of the Merger Agreement and the Securities Purchase Agreement, as described under the headings “Entry into Agreement and Plan of Merger” and “Securities Purchase Agreement”, respectively, in Item 1.01 above, the disclosures under which are incorporated herein by this reference.  All of the securities offered and sold in such transactions were offered and sold in reliance on the private placement exemption from registration under Section 4(2) of the Securities Act, including Rule 506 promulgated under Section 4(2).  The Company relied on this exemption based on the fact that (i) there were a limited number of recipients of such securities, (ii) all such investors were accredited investors or otherwise, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and (iii) the Company had obtained representations from the investors indicating that they were purchasing for investment only.  The securities offered and sold in the reported transactions are not registered under the Securities Act, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The disclosure about the reported transactions contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135(c) of the Securities Act.

December 30, 2009

As part of the Offering, and as previously reported on the Current Report filed January 6, 2010, the Company entered into a Securities Purchase Agreement on December 30, 2009, which was  in substantially the same form, and which sale was on the same terms, as described Securities Purchase in Item 1.01 above.  As previously reported, in connection with the December 30, 2009 sale, the Company issued 272,655 shares of Series A Preferred Stock and granted 454,425 Warrants for a purchase price of $150,000.

Issuance of Warrants

In connection with their appointment and in consideration of future service as Directors of the Registrant, Messrs. Gunter and Staunton, each received Warrants to acquire 1,042,156 shares of Common Stock.  The information set forth in Item 2.01 under the heading “EXECUTIVE COMPENSATION AND RELATED INFORMATION - Director Compensation” is incorporated herein by reference.

On January 23, 2010, the Registrant issued Warrants to purchase 694,770 shares Common Stock to Robert Frome for nominal cash consideration and in consideration for future services.  The Warrants issued to Mr. Frome have substantially the same terms as those issued to the Investors and Messrs. Gunter and Staunton.

Description of Registrant’s Securities

Common Stock

We are authorized to issue 700,000,000 shares of common stock, par value $0.0001, of which 54,481,022 shares are issued and outstanding as of the date of this Current Report.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,453,100 shares have been designated Series A Convertible Preferred Stock, which are referred to in this Current Report as “Series A Preferred Stock”.  As of February 8, 2010, there were 2,999,205 shares of Series A Preferred Stock issued and outstanding.

As the Company did not have any preferred stock issued and outstanding prior to closing on the Securities Purchase Agreement, the Series A Preferred Stock is the Company’s most senior equity security.  The Series A Preferred Stock is convertible into shares of the Company’s Common Stock at a conversion rate that is subject to adjustment, which initially provides for each share of Series A Preferred Stock being convertible into 5 shares of Common Stock.

Each share of Series A Preferred Stock accrues dividends at the rate of 12% per annum of the original issue price of $0.55 per share, subject to adjustment.  Each share of Series A Preferred Stock receives treatment preferential to the common stock in the case of dividends or any liquidation event, which includes any voluntary or involuntary liquidation, dissolution or winding up of the Company or any significant subsidiary of the Company that results in the termination of the Company’s business.  Certain other transactions are also deemed to be liquidation event.  The holders of the Series A

Preferred Stock also have the right to elect one director, which right is further governed by the Investor Rights Agreement.  The Series A Preferred Stock is also subject to certain anti-dilution adjustments and carries first refusal rights.  The conversion price of the Series A Preferred Stock is adjustable under certain circumstances and the Series A Preferred Stock can be redeemed under certain circumstances.

If the Company’s combined earnings for fiscal years 2010 and 2011 equals $19,000,000 or greater and the Common Stock into which the Series A Preferred Stock is converted is then traded on a U.S. national securities exchange, Nasdaq or the OTC Bulletin Board, the Series A Preferred Stock will, subject to a formula set forth in the Certificate of Designations, be converted automatically into fully paid and non-assessable shares of Common Stock.

The holders of the Series A Preferred stock are (i) entitled to vote, separately as a class (with no other stockholders voting) to approve all matters that affect the rights, value, or ranking of the Series A Preferred Stock, and, (ii) subject to the limitations set forth in the Certificate of Designations (including a 4.99%  and 9.99% beneficial ownership limitation that limits conversion and voting rights), cast such number of votes in respect of such shares of Series A Preferred Stock as will equal the largest whole number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to the Certificate of Designations, all matters on which holders of Common Stock are entitled to vote, voting together as one class with, and in the same manner and with the same effect as, such holders of Common Stock.

Furthermore, except as otherwise permitted by the Certificate of Designations, the Company will not, so long as any shares of Series A Preferred Stock remain outstanding, without the affirmative consent or approval of the holders of at least a majority of the shares of the Series A Preferred Stock then outstanding (which must include the consent of the Lead Investor, in the event that the Lead Investor then holds any shares of Series A Preferred Stock), voting separately as a class:

(i) alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock or increase the authorized number of shares of Series A Preferred Stock;

(ii) reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Series A Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series A Preferred Stock, or (B) which in any manner adversely affects the holders of Series A Preferred Stock;

(iii) in any manner authorize, create or issue any class or series of capital stock (A) ranking, in any respect including, without limitation, as to payment of dividends, or distribution of assets, senior to or pari passu with the Series A Preferred Stock or (B) which in any manner adversely affects the holders of Series A Preferred Stock; or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority or so adversely affecting the holders of Series A Preferred Stock;

(iv) make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of assets) on, or make any other payment or distribution on account of, or set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of its Common Stock, or of any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding;

(v) enter into any material transaction or agreement, including but not limited to any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement which is not in the ordinary course of business and by which any of its properties, assets or rights are bound or affected;

(vi) liquidate, dissolve or wind up its affairs;

(vii) effect or permit, or offer or agree to effect or permit, an Intervening Transaction; and

(viii) amend or modify any of the provisions of this Certificate of Designations.

Subject to the rights of, and the approval of, the holders of Series A Preferred Stock, our Board of Directors has the right, without stockholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock.  As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.  Because we may issue up to 20,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is attached as Exhibit 3.1 hereto.

Warrants

As of February 8, 2010, the Company has granted an aggregate of 7,777,757 seven year warrants with an initial exercise price of $0.12 per share of Common Stock, referred to in this Current Report as the “Warrants”.  The Warrants may be redeemed under certain circumstances and are subject to a 4.99% and 9.99% beneficial ownership limitation.

We are prohibited from effecting the exercise of the Warrants to the extent that as a result of such exercise the holder of the exercised warrants beneficially owns more than 4.99%  in the aggregate (or 9.99 % if the holder of the Warrant then existing beneficial ownership is equal to or greater than 5% but less than 10%) of the issued and outstanding shares of our Common Stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise or conversion of securities of the Company, including the Series A Preferred Stock and the Warrants.  This prohibition may be waived in certain circumstances.

If at any date commencing thirty (30) days after the initial exercise date, the VWAP for each of the immediately preceding sixty (60) consecutive trading days (the “Measurement Period”) exceeds $0.192 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Issue Date) and (ii) the average daily volume for such Measurement Period exceeds $150,000 aggregate value of shares of Common Stock per trading day, then the Company may, within one (1) trading day of the end of such Measurement Period, call for cancellation of all or any portion of this Warrant for which a notice of exercise has not yet been delivered for consideration equal to $.0001 per Warrant Share (as defined in the Warrant attached as Exhibit 4.2 hereto).

The warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events.  In addition, the warrants have anti-dilution protection in the event we issue securities at a value less than the exercise price of the warrants.

The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant, which is attached as Exhibit 4.2 hereto.

Dividend Policy

The Information set forth in Item 3.02 under the heading “MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS’ COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - Dividend Policy” is incorporated herein by reference.

ITEM 3.03	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS

The information set forth in Item 8.01 of this Current Report under the headings “Certificate of Designations” and “Investors Rights Agreement” is hereby incorporated by reference.

ITEM 5.01	CHANGES IN CONTROL OF THE REGISTRANT

The information set forth in Item 1.01 of this Current Report is hereby incorporated by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Donenfeld Resignation

On December 23, 2009, upon the closing of the Merger, Mr. Alan P. Donenfeld, the Registrant’s sole officer and director prior to the Merger, and also a principal of Paragon, resigned from each of his positions effective immediately.  Following Mr. Donenfeld’s resignation and pursuant to the Merger Agreement, Leroy Nott was appointed President, Chief Executive Officer and Director of the Registrant and Scott Olmstead was appointed Secretary, Chief Financial Officer and Director of the Registrant.  Upon the closing of the Merger, five directors were appointed to the Registrant’s Board of Directors.  The Board of Directors consists of Mr. Nott, Mr. Olmstead, R. Wade Mosby, Sidney Staunton and Trent Gunter.  The Audit Committee to the Board of Directors currently consists of Mr. Gunter and Mr. Staunton, both of whom are independent Directors.

Current Executive Officers and Directors Following the Merger

Name	Age	Position
Leroy D. Nott	60	Director, President, CEO
Scott Olmstead	56	Director, Secretary, CFO
Trent Gunter	53	Director
Sidney Staunton	79	Director
R. Wade Mosby	62	Director

Leroy Nott, President, CEO, Director

Mr. Nott, the President, CEO and Director of the Registrant, founded Paneltech LLC in February 1996 and had been a Director of Paneltech LLC since that time.  From February 1993 to February 1996, Mr. Nott was the General Manager, Oregon Overlay Division, for Simpson Timber Company where his responsibilities included management of a business unit that developed and produced treated webs for domestic and international wood-based panel manufacturers.  Mr. Nott received a Master of Forestry degree from Yale University in 1978 and his Bachelor of Science degree in forest engineering from Oregon State University in 1973.

The information set forth in Item 1.01 of this Current Report regarding the guaranties by Mr. Nott and the L.D. Nott Company, and the information set forth in Item 2.03 of this Current Report regarding the Promissory Note held by the L.D. Nott Company are hereby incorporated by reference.

Scott Olmstead, Secretary, CFO, Director

Mr. Olmstead, Secretary, CFO and Director of the Registrant, was a Director of Paneltech LLC since February 2006.  In February 1996, Mr. Olmstead joined Mr. Nott in founding Paneltech LLC.  From December 1989 to March 1995, Mr. Olmstead was partner in Snow Mountain Pine, Ltd., a $30 million company in Hines, Oregon.  At Snow Mountain Pine, Mr. Olmstead set up all financial systems, IT and the personnel department.  Mr. Olmstead has been a Certified Management Accountant since 1995.  He received his Bachelor of Science degree in accounting from Northern Arizona University.

The information set forth in Item 1.01 of this Current Report regarding the guaranties by Mr. Olmstead and the SORB Management Corporation, and the information set forth in Item 2.03 of this Current Report regarding the Promissory Note held by the SORB Management Corporation are hereby incorporated by reference.

Trent Gunter, Director

Mr. Gunter has served as Director of the Company since December 23, 2009.  Mr. Gunter is currently a managing member of Laird Capital LLC, a merchant banking firm headquartered in New York which he co-founded in 2008.  From 2003 to 2008, Mr. Gunter was President of Chadbourn Securities, Inc., an investment banking firm and registered broker/dealer.  From 1998 to 2002, Mr. Gunter was a founding partner of the merchant banking firm Laird & Co. LLC.  From 1995 to 1998, Mr. Gunter was a consultant specializing in sourcing foreign private capital for small-cap U.S. companies.  From 1992 to 1994, Mr. Gunter was a Senior Vice President and Manager of the Intelligence Unit at Credit Lyonnais Securities (USA), Inc. (CLS).  From 1988 to 1992, Mr. Gunter was a Vice President at Daiwa Securities America, responsible for sales and trading of Japanese equity derivatives.  From 1985 to 1988, Mr. Gunter worked at Morgan Stanley in the sales and trading of Japanese equity warrants and convertible bonds.  From 1982 to 1983, Mr. Gunter was a Second Vice President in the treasury department of Chase Manhattan Bank N.A.  From 1981 to 1982, Mr. Gunter worked in the foreign exchange department of the Continental Grain Company.  Mr. Gunter began his career in the treasury division of Citibank, N.A. in 1978 where he was employed until 1981.  Mr. Gunter is a member of the Board of Directors and Audit Committee of Quark Pharmaceuticals, Inc.  Mr. Gunter received his Bachelor of Science in Finance and The Management of Entrepreneurship from the Wharton School at the University of Pennsylvania and received his Master of Business Administration from the Anderson School of Management at the University of California, Los Angeles.

The information set forth in Item 3.02 of this Current Report regarding the Warrants to be granted to Mr. Gunter is hereby incorporated by reference.

Sidney Staunton, Director

Mr. Staunton has served as a Director of the Company since December 23, 2009.  Mr. Staunton is currently a managing member of Laird Capital LLC, a merchant banking firm headquartered in New York which he co-founded in 2008.  Mr. Staunton is also a founding principal of Staunton McLane, a financial and operational advisor firm, formed in 2002.  From 1998 to 2002, Mr. Staunton was a founding partner of the merchant banking firm Laird & Co. LLC.  From 1973 to 1998, Mr. Staunton operated Sidney Staunton Inc., a merchant banking firm he founded.  From 1981to 1991, Mr. Staunton served as Chairman of the Board of Directors of Bailey Corporation, an automotive components company.  From 1961 to 1972, Mr. Staunton was a principal of Laird, Inc., a New York Stock Exchange member firm engaged in investment banking. He was Chief Executive of Laird from 1968 to 1972. From 1957 to 1961, Mr. Staunton gained experience in commercial banking, as a lending officer at Citicorp.  Mr. Staunton is a Trustee Emeritus of the Lawrenceville School where he served on the Board of Directors as a member of the Finance and Executive Committee.  Mr. Staunton also served on the Board of Directors of The Strang Cancer Prevention Center in New York.  Mr. Staunton received his Bachelor of Arts in Economics from Princeton University.

The information set forth in Item 3.02 of this Current Report regarding the Warrants to be granted to Mr. Staunton is hereby incorporated by reference.

R. Wade Mosby, Director

Mr. Mosby has served as one of our directors since December 23, 2009.  Wade Mosby is Senior Vice President of the Collins Companies a Portland, Oregon, based integrated forest products firm.  The Collins Companies is a 155 year old, family owned firm with timberland and manufacturing operations in Oregon, California, Pennsylvania and West Virginia.  Mosby has worked in senior executive positions with the Collins Companies for the past twenty years and is a leading advocate of FSC third party forest certification.

Prior to his employment with the Collins Companies, Mr. Mosby held sales and marketing positions with Roseburg Forest Products, Bohemia and Kimberly-Clark.  Mr. Mosby is the past chairman of the Oregon Business Association and the Composite Panel Association and currently serves on the boards of Sustainable Northwest, Biomass Power Association, Oregon BEST and Mull Drilling Company.  Mr. Mosby received his Bachelors degree in Business Administration from Fort Lewis College in 1969.

The information set forth in Item 1.01 of this Current Report under the heading “Stock Repurchase Agreement - Collins Repurchase” is hereby incorporated by reference.  Mr. Mosby was, pursuant to the terms of the Repurchase Agreement, selected by Collins to serve on the Registrant’s Board of Directors.

Right to Appoint Additional Director

Under the provisions of the Investor Rights Agreement, Paragon has the right to appoint a sixth director to the Registrant’s Board of Directors which the Registrant expects to occur within 30 days after the date hereof.  Upon the appointment of such additional director, the Registrant will file a Current Report on Form 8-K providing all applicable information relating to the appointment of such additional director.

Family Relationships amongst Directors and Officers

There are no family relationships between any director or executive officer of the Company.

Related Party Transactions

The information with respect to related party transactions between the Company and any of the Company’s directors and/or officers is provided elsewhere in this Item 5.02.

Involvement in Certain Legal Proceedings

None of the appointed directors has (i) been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activity; and (iv) been found by a court, the Securities Exchange Commission or the Commodities Future Trading Commission to have violated a federal or state securities or commodities law.

Compensatory Arrangements

The information set forth in Item 2.01 of this Current Report under the heading “Executive Compensation” with respect Director Compensation for each of Messrs. Nott, Olmstead, Gunter, Staunton and Mosby is hereby incorporated by reference.

Compensatory arrangements for Messrs. Nott and Olmstead for fiscal 2010 have not yet been determined by the Compensation Committee of the Company’s Board of Directors.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

The information set forth in Item 8.01 of this Current Report under the heading “Certificate of Designations” is hereby incorporated by reference.

The information set forth in Item 8.01 of this Current Report under the heading “Name Change Merger” is hereby incorporated by reference.

Fiscal Year-End Change

In connection with the Merger, the Registrant’s Board of Directors agreed by written consent to change the fiscal year to end on December 31.  Previously, the Registrant’s fiscal year had a fiscal year ending on March 31.

ITEM 8.01	OTHER EVENTS

Press Release

On December 28, 2009, the Registrant issued a press release in connection with the Merger of its wholly-owned subsidiary with Paneltech LLC.

A copy of the press release is furnished as Exhibit 99.1 to this Report.

Certificate of Designations

On December 21, 2009, the Registrant filed a Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware that provides for 5,453,100 shares of preferred stock, $0.0001 par value per share, to be designated as Series A Convertible Preferred Stock, referred to in this Current Report as the “Series A Preferred Stock”.  As the Registrant did not have any preferred stock issued and outstanding prior to closing on the Securities Purchase Agreement, the Series A Preferred Stock will be the Registrant’s most senior equity security.  The Series A Preferred Stock will be convertible into shares of the Registrant’s Common Stock at a conversion rate that is subject to adjustment, which initially provides for each share of Series A Preferred Stock being convertible into 5 shares of Common Stock.

Each share of Series A Preferred Stock accrues dividends at the rate of 12% per annum of the original issue price of $0.55 per share, subject to adjustment.  Each share of Series A Preferred Stock receives treatment preferential to the common stock in the case of dividends or any liquidation event, which includes any voluntary or involuntary liquidation, dissolution or winding up of the Registrant or any significant subsidiary of the Registrant that results in the termination of the Registrant’s business.  Certain other transactions are also deemed to be liquidation event.  The holders of the Series A Preferred Stock also have the right to elect one director, which right is further governed by the Investor Rights Agreement.  The Series A Preferred Stock is also subject to certain anti-dilution adjustments and carries first refusal rights.  The conversion price of the Series A Preferred Stock is adjustable under certain circumstances and the Series A Preferred Stock can be redeemed under certain circumstances.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is attached as Exhibit 3.1 hereto.

Name Change Merger

Effective December 29, 2009, the Registrant changed its corporate name from Charleston Basics, Inc. to Paneltech International Holdings, Inc.

The Registrant effected the corporate name change by filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, pursuant to which a wholly-owned subsidiary of the Registrant merged with and into the Registrant (the “Name Change Merger”).  A copy of the Certificate of Ownership and Merger is filed herewith as Exhibit 3.2.  The Registrant is the surviving corporation in the Name Change Merger.  The Certificate of Ownership and Merger amended the Registrant’s Amended and Restated Certificate of Incorporation to reflect the change in corporate name.  In connection with the Name Change Merger, FINRA has issued the Registrant a new symbol “PNLT” and the Registrant has revised its specimen common stock certificate, a copy of which is filed herewith as Exhibit 4.2.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements of Businesses Acquired.  The audited consolidated financial statements of Paneltech International, L.L.C. and subsidiary for the fiscal years ended December 31, 2007 and December 31, 2008 and the unaudited condensed consolidated financial statements of Paneltech International, L.L.C. and subsidiary for the nine months ended September 30, 2009 and September 30, 2008.

(b)           Pro Forma Financial Information.  In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.3.

(d)           Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated December 23, 2009, between Registrant, Paneltech Products and Paneltech LLC.  Incorporated herein by reference to Exhibit 2.1 of Current Report on Form 8-K, filed December 30, 2009.

2.2
Asset Purchase Agreement, dated December 23, 2009, between Registrant and Cambridge and Michael Lieber.  Incorporated herein by reference to Exhibit 2.2 of Current Report on Form 8-K, filed December 30, 2009.

3.1	Certificate of Designations of Registrant dated December 21, 2009. Incorporated herein by reference to Exhibit 3.1 of Current Report on Form 8-K, filed December 30, 2009.
3.2	Certificate of Ownership and Merger of Registrant relating to name change. Incorporated herein by reference to Exhibit 3.2 of Current Report on Form 8-K, filed December 30, 2009.
4.1*	Specimen Common Stock Certificate of Registrant.
4.2	Form of Warrant issued in connection with the Offering. Incorporated herein by reference to Exhibit 4.2 of Current Report on Form 8-K, filed December 30, 2009.
10.1
Investors Rights Agreement dated December 23, 2009, among the Registrant and Investors signatory thereto.  Incorporated herein by reference to Exhibit 10.1 of Current Report on Form 8-K, filed December 30, 2009.

10.2
Collins Repurchase Agreement, dated December 23, 2009, between Registrant and Collins Timber Company LLC.  Incorporated herein by reference to Exhibit 10.2 of Current Report on Form 8-K, filed December 30, 2009.

10.3
Assumption Agreement, dated December 23, 2009, between Paneltech LLC, Paneltech Products and Shorebank Pacific.  Incorporated herein by reference to Exhibit 10.3 of Current Report on Form 8-K, filed December 30, 2009.

10.4
Promissory Note, dated December 18, 2009, issued by Paneltech LLC in favor of the L.D. Nott Company.  Incorporated herein by reference to Exhibit 10.4 of Current Report on Form 8-K, filed December 30, 2009.

10.5
Promissory Note, dated December 18, 2009, issued by Paneltech LLC in favor of SORB Management Corporation.  Incorporated herein by reference to Exhibit 10.5 of Current Report on Form 8-K, filed December 30, 2009.

10.6*	Form of Securities Purchase Agreement issued in connection with the Offering.
17.1	Resignation of Alan P. Donenfeld, dated December 23, 2009. Incorporated herein by reference to Exhibit 17.1 of Current Report on Form 8-K, filed December 30, 2009.
99.1
Audited consolidated financial statements of Paneltech International, L.L.C. and subsidiary for the fiscal years ended December 31, 2007 and December 31, 2008.  Incorporated herein by reference to Exhibit 99.1 of Current Report on Form 8-K, filed January 15, 2010.

99.2
Unaudited condensed consolidated financial statements of Paneltech International, L.L.C. and subsidiary for the nine months ended September 30, 2009 and September 30, 2008.  Incorporated herein by reference to Exhibit 99.2 of Current Report on Form 8-K, filed January 15, 2010.

99.3*	Unaudited pro forma condensed combined financial statements relating to the merger between Paneltech International, L.L.C. and Paneltech Products, Inc., a wholly owned subsidiary of the Registrant.
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2010	PANELTECH INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Scott Olmstead
Scott Olmstead
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated December 23, 2009, between Registrant, Paneltech Products and Paneltech LLC.  Incorporated herein by reference to Exhibit 2.1 of Current Report on Form 8-K, filed December 30, 2009.

2.2
Asset Purchase Agreement, dated December 23, 2009, between Registrant and Cambridge and Michael Lieber.  Incorporated herein by reference to Exhibit 2.2 of Current Report on Form 8-K, filed December 30, 2009.

3.1	Certificate of Designations of Registrant dated December 21, 2009. Incorporated herein by reference to Exhibit 3.1 of Current Report on Form 8-K, filed December 30, 2009.
3.2	Certificate of Ownership and Merger of Registrant relating to name change. Incorporated herein by reference to Exhibit 3.2 of Current Report on Form 8-K, filed December 30, 2009.
4.1*	Specimen Common Stock Certificate of Registrant.
4.2	Form of Warrant issued in connection with the Offering. Incorporated herein by reference to Exhibit 4.2 of Current Report on Form 8-K, filed December 30, 2009.
10.1
Investors Rights Agreement dated December 23, 2009, among the Registrant and Investors signatory thereto.  Incorporated herein by reference to Exhibit 10.1 of Current Report on Form 8-K, filed December 30, 2009.

10.2
Collins Repurchase Agreement, dated December 23, 2009, between Registrant and Collins Timber Company LLC.  Incorporated herein by reference to Exhibit 10.2 of Current Report on Form 8-K, filed December 30, 2009.

10.3
Assumption Agreement, dated December 23, 2009, between Paneltech LLC, Paneltech Products and Shorebank Pacific.  Incorporated herein by reference to Exhibit 10.3 of Current Report on Form 8-K, filed December 30, 2009.

10.4
Promissory Note, dated December 18, 2009, issued by Paneltech LLC in favor of the L.D. Nott Company.  Incorporated herein by reference to Exhibit 10.4 of Current Report on Form 8-K, filed December 30, 2009.

10.5
Promissory Note, dated December 18, 2009, issued by Paneltech LLC in favor of SORB Management Corporation.  Incorporated herein by reference to Exhibit 10.5 of Current Report on Form 8-K, filed December 30, 2009.

10.6*	Form of Securities Purchase Agreement issued in connection with the Offering.
17.1	Resignation of Alan P. Donenfeld, dated December 23, 2009. Incorporated herein by reference to Exhibit 17.1 of Current Report on Form 8-K, filed December 30, 2009.
99.1
Audited consolidated financial statements of Paneltech International, L.L.C. and subsidiary for the fiscal years ended December 31, 2007 and December 31, 2008.  Incorporated herein by reference to Exhibit 99.1 of Current Report on Form 8-K, filed January 15, 2010.

99.2
Unaudited condensed consolidated financial statements of Paneltech International, L.L.C. and subsidiary for the nine months ended September 30, 2009 and September 30, 2008.  Incorporated herein by reference to Exhibit 99.2 of Current Report on Form 8-K, filed January 15, 2010.

99.3*	Unaudited pro forma condensed combined financial statements relating to the merger between Paneltech International, L.L.C. and Paneltech Products, Inc., a wholly owned subsidiary of the Registrant.
* Filed herewith.